As filed with the Securities and Exchange Commission on November 22, 2005

Registration No. 333-114212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wells Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in charter)

6200 The Corners Parkway

Atlanta, Georgia 30092-3365

(770) 449-7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Donald Kennicott, Esq.

Howard S. Hirsch, Esq.

Holland & Knight LLP

One Atlantic Center, Suite 2000

1201 West Peachtree Street, N.W.

Atlanta, Georgia 30309-3400

(404) 817-8500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Maryland	58-2328421
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Approximate date of commencement of proposed sale to the public:

At any time and from time to time after the effective date of the registration statement.

SUPPLEMENTAL INFORMATION – The prospectus of Wells Real Estate Investment Trust, Inc. consists of this sticker, the prospectus dated August 10, 2004, Special Disclosure to Stockholders of Wells Real Estate Investment Trust, Inc. dated February 28, 2005 (Supplement No. 1), Supplement No. 2 dated May 20, 2005, and Supplement No. 3 dated November 18, 2005. Supplement No. 1 includes a description of a potential disposition of certain properties in the portfolio; revisions to the share redemption program; and an amendment to the dividend reinvestment plan. Supplement No. 2 includes a change in share price of common stock pursuant to Wells REIT’s dividend reinvestment plan; amendments to the “Plan of Distribution,” “Management Compensation,” and “Risk Factors” sections of the prospectus; and the Amended and Restated Wells REIT Dividend Reinvestment Plan and certain other revisions to the prospectus. Supplement No. 3 includes disclosure of the estimated share valuation; a change in share price of common stock pursuant to Wells REIT’s dividend reinvestment plan; amendments to the “Prospectus Summary,” “Risk Factors,” “The Dividend Reinvestment Plan,” “Use Of Proceeds,” “Management Compensation,” and “Plan of Distribution” sections of the Prospectus; and the Amended and Restated Wells REIT Dividend Reinvestment Plan and certain other revisions to the prospectus.

FILED PURSUANT TO RULE 424 (B) (3) REGISTRATION NO: 333-114212

WELLS REAL ESTATE INVESTMENT TRUST, INC.

Dividend Reinvestment Plan

100,000,000 Shares

The most significant risks relating to your investment include the following:

•	lack of a public trading market for the shares;

•	reliance on Wells Capital, Inc., our advisor, to select properties and conduct our operations;

•	authorization of substantial fees to the advisor and its affiliates;

•	borrowing - which increases the risk of loss of our investments; and

•	conflicts of interest facing the advisor and its affiliates.

You should see the complete discussion of the risk factors beginning on page 4 of this prospectus.

Wells Real Estate Investment Trust, Inc. (Wells REIT) is a real estate investment trust. We invest in and operate commercial real estate properties primarily consisting of high grade office and industrial buildings, leased primarily to large corporate tenants. As of June 30, 2004, we owned interests in 112 properties located in 26 states and the District of Columbia.

Significant Features of the Dividend Reinvestment Plan (DRP):

•	Current stockholders of the Wells REIT may purchase additional shares of common stock of the Wells REIT by automatically reinvesting all or a portion of their cash dividends.

•	The purchase price for DRP shares is the higher of $9.55 per share or 95% of the estimated share value as determined by our Board of directors.

•	We will pay selling commissions to broker-dealers of 5% of proceeds raised pursuant to the DRP.

•	We will pay to Wells Capital, Inc. (Wells Capital), as our advisor, acquisition and advisory fees and expenses in the amount of 3.5% of proceeds raised pursuant to the sale of the DRP shares, except to the extent such proceeds are used by the Wells REIT to fund share repurchases pursuant to our share redemption program.

•	Stockholders may participate in the DRP by completing and executing the enrollment form attached as Exhibit B to this Prospectus. If you are already enrolled in the DRP, no action is required.

•	You may terminate your participation in the DRP at any time without penalty by delivering written notice to us, at which time dividends will be paid to you in cash.

•	Our board of directors may amend or terminate the DRP for any reason by providing 10 days’ written notice.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is a criminal offense if someone tells you otherwise.

	Price to Public		Selling Commissions	Net Proceeds (Before Expenses)
Per Share	$9.55	(1)	$0.4775	$9.0725
Total Maximum	$955,000,000		$47,750,000	$907,250,000

(1)	Assumes that all DRP shares will be issued at $9.55 per share.

The date of this prospectus is August 10, 2004.

i

Prospectus Summary

This prospectus summary highlights selected information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that is important to your decision whether to enroll in the dividend reinvestment plan of the Wells REIT. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section.

Wells Real Estate Investment Trust, Inc.

Wells Real Estate Investment Trust, Inc. is a real estate investment trust (REIT) that owns and operates commercial real estate properties. As of June 30, 2004, we owned interests in 112 real estate properties located in 26 states and the District of Columbia. Our office is located at 6200 The Corners Parkway, Atlanta, Georgia 30092-3365. Our telephone number outside the State of Georgia is 800-557-4830 (770-243-8282 in Georgia). We refer to Wells Real Estate Investment Trust, Inc. as the Wells REIT in this prospectus.

Our Advisor

Our advisor is Wells Capital, Inc., which is responsible for managing our affairs on a day-to-day basis and for identifying, recommending and implementing acquisitions, financings and dispositions on our behalf. We refer to Wells Capital, Inc. as Wells Capital or our advisor in this prospectus.

Our Management

Our board of directors must approve each real property acquisition and disposition proposed by Wells Capital, as well as certain other matters set forth in our articles of incorporation. We currently have ten (10) members on our board of directors. Eight (8) of our directors are independent of Wells Capital. Our directors are elected annually by the stockholders.

Our REIT Status

As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income to their stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Dividend Reinvestment Plan

This prospectus describes our dividend reinvestment plan pursuant to which you may have the dividends you would otherwise receive reinvested in shares of the Wells REIT. The purchase price for shares purchased under the dividend reinvestment plan is the higher of $9.55 per share or 95% of the estimated share value as determined by our board of directors. We will pay selling commissions to broker-dealers of 5% of proceeds we raise pursuant to the dividend reinvestment plan. We may terminate the dividend reinvestment plan at our discretion at any time upon ten (10) days’ notice to you.

Summary Risk Factors

Following are the most significant risks relating to your investment:

•	There is no public trading market for the shares, and we cannot assure you that one will ever develop. Until the shares are publicly traded, you will have a difficult time trying to sell your shares.

•	You must rely on Wells Capital, our advisor, for the day-to-day management of our business and the acquisition and disposition of our real estate properties.

•	To ensure that we continue to qualify as a REIT, our articles of incorporation prohibit any stockholder from owning more than 9.8% of our outstanding shares.

•	We may not remain qualified as a REIT for federal income tax purposes, which would subject us to the payment of tax on our income at corporate rates and reduce the amount of funds available for payment of dividends to our stockholders.

•	You will not have preemptive rights as a stockholder, so any shares we issue in the future may dilute your interest in the Wells REIT.

•	We will continue to pay fees to Wells Capital and its affiliates under certain circumstances.

•	Our reliance on Wells Capital for administrative support and services makes us dependent on the economic viability of Wells Capital.

•	Real estate investments are subject to cyclical trends that are beyond our control.

•	Loans we obtain may be secured by some of our properties, which will put those properties at risk of forfeiture if we are unable to pay our debts.

•	The vote of stockholders owning at least a majority of our shares will bind all of the stockholders as to certain matters such as the election of our directors and amendment of our articles of incorporation.

•	If we do not obtain listing of the shares on a national exchange by January 30, 2008, our articles of incorporation provide that we must begin to sell all of our properties and distribute the net proceeds to our stockholders.

•	Our advisor will face various conflicts of interest resulting from its activities with affiliated entities.

•	Increases in property operating expenses, to the extent not reimbursed by tenants, may result in decreased cash flow available for distribution to our stockholders.

•	Our properties may have vacancies which could cause difficulty in re-selling the building or re-leasing the vacant space.

•	We may not have sufficient funding to make necessary tenant improvements when new tenants move into our properties.

•	Uncertain market conditions occurring at the time we sell our properties could adversely affect our ability to sell our properties at acceptable price levels and, accordingly, could adversely affect your return on investment.

•	If you participate in the DRP, you will be taxed on your share of our taxable income even though you will not receive the cash from your dividends, which is likely to result in a tax liability to you without receiving cash dividends to pay such liability.

Before you invest in the Wells REIT, you should see the complete discussion of the “Risk Factors” beginning on page 4 of this prospectus.

Use of Proceeds

The proceeds raised pursuant to the DRP will be used for general corporate purposes, including, but not limited to, the acquisition of interests in additional properties or real estate investments, funding of tenant improvements, leasing commissions and other lease-up costs, repayment of debt, and funding for our share redemption program.

Management Compensation

In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP to Wells Investment Securities, Inc., our Dealer Manager, which will reallow commissions to those broker-dealers having participants in the DRP (Participants) which have executed a DRP Dealer Agreement (Participating Dealers) at the time of each dividend payment date. We will also pay acquisition and advisory fees of 3.5% of dividend reinvestment proceeds to Wells Capital and its affiliates, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program.

Investment Limitations and Conflict Resolution Procedures

As a non-traded REIT registering securities in a number of states in which an applicable exemption is not available under the securities laws of such states, we are required to comply with certain guidelines set forth by the North American Securities Administrators Association (NASAA Guidelines). Included in these guidelines are certain limitations on investment and conflict resolution procedures, which are detailed in this prospectus. As a general rule, all conflicts of interest transactions must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction.

Plan of Distribution

We are offering a maximum of 100,000,000 shares to our current stockholders through the DRP. The shares are being offered at a price equal to the higher of $9.55 per share or 95% of the estimated share value, as determined by our board of directors, and are initially being offered at $9.55 per share. In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP.

Incorporation by Reference

This prospectus incorporates by reference several documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2003, our Quarterly Reports on Form 10-Q for the first and second quarter of 2004, our 2004 proxy statement, as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934. These documents contain information about the Wells REIT which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

Risk Factors

Your purchase of shares involves a number of risks. In addition to other risks discussed in this prospectus, you should specifically consider the following:

Investment Risks

Marketability Risk

There is no public trading market for your shares.

There is no current public market for the shares and, therefore, it will be difficult for you to sell your shares promptly. In addition, the price received for any shares sold is likely to be less than the proportionate value of the real estate we own. Therefore, you should purchase the shares only as a long-term investment.

Management Risks

You must rely on Wells Capital for our performance.

Our ability to achieve our investment objectives and to pay dividends is dependent upon the performance of Wells Capital, our advisor, in the quality and timeliness of our acquisitions of real estate properties, the selection of tenants and the determination of any financing arrangements. Except for the investments described in this prospectus, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the management ability of Wells Capital and the oversight of our board of directors.

Our reliance on Wells Capital makes us dependent on the economic viability of Wells Capital.

We depend heavily upon Wells Capital and its key personnel and affiliates to provide various administrative support and services for us. This dependence on Wells Capital for administrative support and services makes us dependent upon the economic viability of Wells Capital. Any event having a material adverse effect on Wells Capital could adversely affect the ability of Wells Capital to provide administrative services and support to us and fulfill its duties under agreements with us.

We depend on key personnel.

Our success depends to a significant degree upon the continued contributions of certain key personnel, including Leo F. Wells, III, Douglas P. Williams, Randall D. Fretz, Donald A. Miller and Ron D. Ford, each of whom would be difficult to replace. None of our key personnel are currently subject to employment agreements, nor do we maintain any key person life insurance on our key personnel. If any of our key personnel were to cease employment with us, our operating results could suffer. We also believe that our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel.

Conflicts of Interest Risks

Wells Capital will face conflicts of interest relating to time management.

Wells Capital, our advisor, and its affiliates are general partners, advisors and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to the Wells REIT. Because Wells Capital and its affiliates have interests in other real estate programs and also engage in other business activities, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and resources to our business than is necessary or appropriate.

Wells Capital will face conflicts of interest relating to the purchase and leasing of properties.

We may be buying properties at the same time as one or more of the other Wells programs are buying properties. There is a risk that Wells Capital will choose a property that provides lower returns to us than a property purchased by another Wells program. We may acquire properties in geographic areas where other Wells programs own properties. If one of the Wells programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant.

Certain of our officers and directors face conflicts of interest relating to the positions they hold with other entities.

Certain of our executive officers and directors are also officers and directors of Wells Capital, our advisor and the general partner of various other Wells programs, Wells Management Company, Inc. (Wells Management), our Property Manager, and Wells Investment Securities, Inc., our Dealer Manager, and, as such, owe fiduciary duties to these various entities and their stockholders and limited partners. Such fiduciary duties may from time to time conflict with the fiduciary duties owed to the Wells REIT and its stockholders.

We will be subject to additional risks as a result of our joint ventures with affiliates.

We have entered in the past, and are likely to continue in the future to enter into, joint ventures with other Wells programs for the acquisition, development or improvement of properties. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with sellers of properties, affiliates of sellers, developers or other persons. Such investments may involve risks not otherwise present with an investment in real estate, including, for example:

•	the possibility that our co-venturer, co-tenant or partner in an investment might become bankrupt;

•	the possibility that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals; or

•	the possibility that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

Actions by such a co-venturer, co-tenant or partner might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing your returns.

Wells Capital will face conflicts of interest relating to joint ventures with affiliates.

Wells Capital, our advisor, is currently sponsoring a public offering on behalf of Wells Real Estate Fund XIV, L.P. (Wells Fund XIV), which is an unspecified property real estate program, and Wells Real Estate Investment Trust II, Inc. (Wells REIT II), which is also a REIT. In the event that we enter into a joint venture with Wells Fund XIV, Wells REIT II or any other Wells program or joint venture, we may face certain additional risks and potential conflicts of interest. For example, securities issued by

Wells Fund XIV and the other Wells public limited partnerships will never have an active trading market. Therefore, if we were to become listed on a national exchange, we may no longer have similar goals and objectives with respect to the resale of properties in the future. In addition, in the event that the Wells REIT is not listed on a securities exchange by January 30, 2008, our organizational documents provide for an orderly liquidation of our assets. In the event of such liquidation, any joint venture between the Wells REIT and another Wells program may be required to sell its properties at such time. Our joint venture partners may not desire to sell the properties at that time. Although the terms of any joint venture agreement between the Wells REIT and another Wells program would grant the other Wells program a right of first refusal to buy such properties, it is unlikely that any such program would have sufficient funds to exercise its right of first refusal under these circumstances.

Agreements and transactions between the parties with respect to joint ventures between the Wells REIT and other Wells programs will not have the benefit of arm’s length negotiation of the type normally conducted between unrelated co-venturers. Under these joint venture agreements, none of the co-venturers may have the power to control the venture, and an impasse could be reached regarding matters pertaining to the joint venture, which might have a negative impact on the joint venture and decrease potential returns to you. In the event that a co-venturer has a right of first refusal to buy out the other co-venturer, it may be unable to finance such buy-out at that time. It may also be difficult for us to sell our interest in any such joint venture or partnership or as a co-tenant in property. In addition, to the extent that our co-venturer, partner or co-tenant is an affiliate of Wells Capital, certain conflicts of interest will exist.

Our board of directors may face additional conflicts of interest in making decisions and taking actions resulting from certain members of our board of directors also serving on the board of directors of Wells REIT II.

The individuals serving on our board of directors who also serve on the board of directors of Wells REIT II will have statutory and fiduciary obligations to our stockholders and the stockholders of Wells REIT II. Therefore, the loyalties of these members of our board of directors to Wells REIT II may influence the judgment of our board when considering issues for us that may affect Wells REIT II, such as the following:

•	Our board of directors must evaluate the performance of Wells Capital with respect to whether Wells Capital is presenting to us our fair share of investment opportunities or otherwise performing its duties under our advisory agreement. If Wells Capital is not performing its duties for us as our advisor or is giving preferential treatment to Wells REIT II, the divided loyalties of the members of our board who also serve on the board of directors of Wells REIT II could adversely affect our board’s willingness to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

•	Our board of directors may have to make a similar evaluation with respect to the performance of Wells Management, as our property manager. If Wells Management is not performing well as a property manager because of the similar services it provides for Wells REIT II, the divided loyalties of the members of our board who also serve on the board of directors of Wells REIT II could adversely affect our board’s willingness to enforce our rights under the terms of the asset/property management agreement or to seek a new property manager.

•	Our board of directors approves every property acquisition we make. Decisions of our board regarding whether we should purchase a property may be influenced by the divided loyalties of the members of our board who also serve on the board of directors of Wells REIT II based on the potential that Wells Capital would present the opportunity to Wells REIT II if we did not pursue it.

•	We may enter into transactions with Wells REIT II, such as property sales and acquisitions, joint ventures or financing arrangements. Decisions of our board regarding the terms of those transactions may be influenced by the divided loyalties of the members of our board who also serve on the board of directors of Wells REIT II.

General Investment Risks

A limit on the number of shares a person may own may discourage a takeover.

Our articles of incorporation restrict ownership by one person to no more than 9.8% of the outstanding shares. This restriction may discourage a change of control of the Wells REIT and may deter individuals or entities from making tender offers for shares, which offers might be financially attractive to stockholders or which may cause a change in the management of the Wells REIT.

You are limited in your ability to sell your shares pursuant to our share redemption program.

Even though our share redemption program currently provides you with the opportunity to redeem your shares for $10 per share (or the price you paid for the shares, if lower than $10) after you have held them for a period of one year, you should be fully aware that our share redemption program contains certain restrictions and limitations. Shares will be redeemed in an amount no greater than the lesser of (1) during any calendar year, three percent (3%) of the weighted average number of shares outstanding during the prior calendar year, or (2) the proceeds we receive from the sale of shares under our DRP such that in no event shall the aggregate amount of redemptions under our share redemption program exceed aggregate proceeds received from the sale of shares pursuant to our DRP. In addition, our board decided to set aside up to 20% of the funds available for redemption in 2004 for redemptions upon the death of a stockholder, thereby reducing the amount of funds available for other redemption requests.

During the second quarter of 2004, we reached our annual redemption limit for 2004, excluding those shares set aside for redemptions upon the death of a stockholder. Subsequent redemption requests made in 2004 are not eligible for redemption until the first quarter of 2005, subject to our board’s ability to modify the terms of or terminate our share redemption program, which may include changing the redemption price paid for shares redeemed in the future, with 30 days’ notice at any time in its discretion. Therefore, in making a decision to purchase shares of the Wells REIT, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program.

Your interest in the Wells REIT may be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares issued by the Wells REIT in the future. Therefore, existing stockholders and investors purchasing additional shares pursuant to the DRP may experience dilution of their equity investment in the Wells REIT in the event that we:

•	sell shares in the future, including those issued pursuant to the DRP;

•	sell securities that are convertible into shares;

•	issue shares in a private offering of securities to institutional investors;

•	issue shares of common stock upon the exercise of the options granted to our independent directors or employees of Wells Capital and Wells Management or the warrants issued and to be issued to participating broker-dealers or our independent directors; or

•	issue shares to sellers of properties acquired by us in connection with an exchange of limited partnership units from Wells OP.

Payment of fees to Wells Capital and its affiliates will reduce cash available for investment and distribution.

Wells Capital and its affiliates will perform services for us in connection with the acquisition and disposition of our properties and the management and leasing of our properties. They will be paid substantial fees for these services, which will reduce the amount of cash available for investment in properties or distribution to our stockholders. (See “Management Compensation.”)

The availability and timing of cash dividends is uncertain.

We bear all expenses incurred in our operations, which are deducted from cash funds generated by operations prior to computing the amount of cash dividends to be distributed to our stockholders. In addition, our board of directors, in its discretion, may retain any portion of such funds for working capital. We cannot assure you that sufficient cash will be available to pay dividends to you.

We are uncertain of our sources for funding of future capital needs.

Substantially all of the gross proceeds raised in the previous public offerings conducted by the Wells REIT have been used for investment in properties and for payment of various fees and expenses, and proceeds raised pursuant to the DRP may be used for additional acquisitions or funding the share redemption program. In addition, we do not anticipate that we will maintain any permanent working capital reserves. Accordingly, in the event that we develop a need for additional capital in the future for the improvement of our properties or for any other reason, we have not identified any sources for such funding, and we cannot assure you that such sources of funding will be available to us for potential capital needs in the future.

Real Estate Risks

General Real Estate Risks

Your investment will be affected by adverse economic and regulatory changes.

We will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.

For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

A property that incurs a vacancy could be difficult to sell or re-lease.

A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. A number of our properties may be specifically suited to the particular needs of our tenants. Therefore, we may have difficulty obtaining a new tenant for any vacant space we have in our properties. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash dividends to be distributed to stockholders. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We are dependent on tenants for our revenue.

Many of our properties are entirely or substantially occupied by a single tenant and, therefore, the success of our investments are materially dependent on the financial stability of our tenants. Lease payment defaults by tenants would most likely cause us to reduce the amount of distributions to stockholders. A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and cause us to have to find one or more additional tenants. If a substantial number of tenants are in default at any one time, we could have difficulty making mortgage payments that could result in foreclosures of properties subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If a lease is terminated, we cannot assure you that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.

We rely on certain tenants.

As of December 31, 2003, our most substantial tenants based on rental income were the National Aeronautics and Space Administration (NASA) (approximately 4.4%), BP Corporation North America Inc. (approximately 3.6%), Nestle USA, Inc. (approximately 3.4%), Leo Burnett USA, Inc. (approximately 3.1%), and Independence Blue Cross (approximately 3.0%). The revenues generated by the properties these tenants occupy are substantially reliant upon the financial condition of these tenants and, accordingly, any event of bankruptcy, insolvency or a general downturn in the business of any of these tenants may result in the failure or delay of such tenant’s rental payments which may have a substantial adverse effect on our financial performance.

Increases in property operating expenses may adversely affect your returns.

In the event that we experience significant increases in property operating expenses, including property taxes, insurance and other costs at our properties, to the extent that such expenses are not reimbursed by our tenants, our cash flow available for distribution to stockholders may be reduced.

We may not have funding for future tenant improvements.

When a tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. Substantially all of our net offering proceeds have been invested in real estate properties, and we do not maintain permanent working capital reserves. We also have no identified funding source to provide funds which may be required in the future for tenant improvements and tenant refurbishments in order to attract new tenants. We cannot assure you that we will have proceeds from the sale of our DRP shares or any sources of funding available to us for such purposes in the future.

Uninsured losses relating to real property may adversely affect your returns.

In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we have no current source of funding to repair or reconstruct the damaged property and cannot assure you that any such source of funding will be available to us for such purposes in the future.

Uncertain market conditions and Wells Capital’s broad discretion relating to the future disposition of properties could adversely affect the return on your investment.

We will generally hold our real properties until such time as Wells Capital determines that a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears that such objectives will not be met. Otherwise, Wells Capital, subject to the approval of our board of directors, may exercise its discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time, except upon a liquidation of the Wells REIT if we do not list the shares by January 30, 2008. We cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. Due to the uncertainty of market conditions that may affect the future disposition of our properties, we cannot assure you that we will be able to sell our properties at a profit in the future. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. We may be potentially liable for such costs in connection with the acquisition and ownership of our properties. The cost of defending against claims of liability, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect the business, assets or results of operations of the Wells REIT and, consequently, amounts available for distribution to you.

Financing Risks

If we fail to make our debt payments, we could lose our investment in a property.

We generally secure the loans we obtain to fund property acquisitions with first priority mortgages on some of our properties. If we are unable to make our debt payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment which in turn could cause a reduction in the value of the shares and the dividends payable to our stockholders.

Lenders may require us to enter into restrictive covenants relating to our operations.

In connection with obtaining certain financing, a lender could impose restrictions on us that would affect our ability to incur additional debt and our distribution and operating policies. Loan documents we enter into may contain customary negative covenants which may limit our ability to further mortgage the property, to discontinue insurance coverage, replace Wells Capital as our advisor or impose other limitations.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to pay dividends.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. We may finance more properties in this manner. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. A refinancing or sale under these circumstances could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

Section 1031 Exchange Program Risks

We may have increased exposure to liabilities from litigation as a result of our participation in the Section 1031 Exchange Program.

Wells Management is forming a series of single member limited liability companies (each of which is referred to in this prospectus as Wells Exchange) for the purpose of facilitating the acquisition of real estate properties to be owned in co-tenancy arrangements with persons (1031 Participants) who are looking to invest proceeds from a sale of real estate to qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code (Section 1031 Exchange Program). There will be significant tax and securities disclosure risks associated with the private placement offerings of co-tenancy interests by Wells Exchange to 1031 Participants. For example, in the event that the Internal Revenue Service conducts an audit of the purchasers of co-tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange under Section 1031 of the Internal Revenue Code, even though it is anticipated that this tax risk will be fully disclosed to investors, purchasers of co-tenancy interests may file a lawsuit against Wells Exchange and its sponsors. In such event, even though Wells OP is not acting as a sponsor of the offering, is not commonly controlled with Wells Exchange, and is not recommending that 1031 Participants buy co-tenancy interests from Wells Exchange, as a result of our participation in the Section 1031 Exchange Program, and since Wells OP will be receiving fees in connection with the Section 1031 Exchange Program, we may be named in or otherwise required to defend against lawsuits brought by 1031 Participants. Any amounts we are required to expend for any such litigation claims may reduce the amount of funds available for distribution to stockholders of the Wells REIT. In addition, disclosure of any such litigation may adversely affect our ability to raise additional capital in the future through the sale of stock.

We will be subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment.

At the closing of each property Wells Exchange acquires pursuant to the Section 1031 Exchange Program, we anticipate that Wells OP will enter into a contractual arrangement providing that, in the event that Wells Exchange is unable to sell all of the co-tenancy interests in that particular property by the completion of its private placement offering, Wells OP will purchase, at Wells Exchange’s cost, any co-tenancy interests remaining unsold. Accordingly, in the event that Wells Exchange is unable to sell all co-tenancy interests in one or more of its properties, Wells OP will be required to purchase the unsold co-tenancy interests in such property or properties and, thus, will be subject to the risks of ownership of properties in a co-tenancy arrangement with unrelated third parties.

Ownership of co-tenancy interests involves risks not otherwise present with an investment in real estate such as the following:

•	the risk that a co-tenant may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

•	the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents or allow the bankruptcy court to reject the tenants in common agreement or management agreement entered into by the co-tenants owning interests in the property.

Actions by a co-tenant may subject the property to liabilities in excess of those contemplated and may have the effect of reducing your returns.

In the event that our interests become adverse to those of the other co-tenants, we will not have the contractual right to purchase the co-tenancy interests from the other co-tenants. Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-tenancy interests from the 1031 Participants.

We might want to sell our co-tenancy interests in a given property at a time when the other co-tenants in such property do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned outright.

Our participation in the Section 1031 Exchange Program may limit our ability to borrow funds in the future.

Institutional lenders may view our obligations under agreements to acquire unsold co-tenancy interests in properties as a contingent liability against our cash or other assets, which may limit our ability to borrow funds in the future. Further, such obligations may be viewed by our lenders in such a manner as to limit our ability to borrow funds based on regulatory restrictions on lenders limiting the amount of loans they can make to any one borrower.

Federal Income Tax Risks

If you enroll in the dividend reinvestment plan, you may be subject to pay tax for the dividends you reinvest even though you will not receive the dividends in the form of cash.

If you elect to participate in our DRP and are subject to federal income taxation, you will incur a tax liability for dividends allocated to you even though you have elected not to receive the dividends in cash but rather to have the dividends withheld and reinvested pursuant to the DRP. Specifically, you will be treated as if you have received the dividend from us in cash and then applied such dividend to the purchase of additional shares. You will be taxed on the amount of such dividend as ordinary income to the extent such dividend is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend.

The difference between our $10 share price and the $9.55 share price you will pay pursuant to our dividend reinvestment plan may be deemed income to you.

If you elect to participate in our DRP, there is a risk that some or all of the $0.45 discount from the $10 price per share paid for our stock during our public offering will be taxable as income to you.

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

In order for us to qualify as a REIT, we must satisfy certain requirements set forth in the Internal Revenue Code and Treasury Regulations and various factual matters and circumstances which are not entirely within our control. We have and will continue to structure our activities in a manner designed to satisfy all of these requirements, however, if certain of our operations were to be recharacterized by the Internal Revenue Service, such recharacterization could jeopardize our ability to satisfy all of the requirements for qualification as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions could change the tax laws relating to our qualification as a REIT or the federal income tax consequences of our being a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates with no offsetting deductions for distributions made to stockholders. Further, in such event, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Accordingly, the loss of our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the substantial tax liabilities that would be imposed on us. We might also be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Certain fees paid to Wells OP may affect our REIT status.

In connection with the Section 1031 Exchange Program, Wells OP will enter into a number of contractual arrangements with Wells Exchange that will, in effect, guarantee the sale of the co-tenancy interests being offered by Wells Exchange. In consideration for entering into these agreements, Wells OP will be paid fees which could be characterized by the IRS as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification. As of June 30, 2004, Wells OP has received an aggregate of approximately $783,100 in fees in connection with the Section 1031 Exchange Program. If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other non-qualifying income in any taxable year ever exceeded 5.0% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four ensuing taxable years. As set forth above, we will use all reasonable efforts to structure our activities in a manner intended to satisfy the requirements for our continued qualification as a REIT.

Recharacterization of the Section 1031 Exchange Program may result in taxation of income from a prohibited transaction.

In the event that the Internal Revenue Service were to recharacterize the Section 1031 Exchange Program such that Wells OP, rather than Wells Exchange, is treated as the bona fide owner, for tax purposes, of properties acquired and resold by Wells Exchange in connection with the Section 1031 Exchange Program, such characterization could result in the fees paid to Wells OP by Wells Exchange as being deemed income from a prohibited transaction, in which event all such fee income paid to us in connection with the Section 1031 Exchange Program would be subject to a 100% tax.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of the Wells REIT. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of our stockholders. Any such changes could have an adverse effect on an investment in shares or on the market value or the resale potential of our properties. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares.

Retirement Plan Risks

There are special considerations that apply to pension or profit sharing trusts or IRAs investing in shares.

If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in the Wells REIT, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Special Note Regarding Forward-Looking Statements

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K filed with the SEC, as well as any similar statements contained in future Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K which will be incorporated by reference in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed in the “Risk Factors” section of this prospectus. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

The Dividend Reinvestment Plan

Purpose

The purpose of the dividend reinvestment plan (DRP) is to offer our existing stockholders the opportunity to purchase additional shares of our common stock by reinvesting cash dividends. We will use the proceeds we receive for general corporate purposes. See “Use of Proceeds.”

How to Enroll in the DRP

Stockholders may participate in the DRP by completing and executing the enrollment form attached as Exhibit B to this prospectus or any other appropriate authorization form as may be available from the Wells REIT. Participation in the DRP will begin with the next dividend payable after receipt of an enrollment form or authorization. No action is required for stockholders who are already participating in the DRP. Shares will be purchased under the DRP on the date that dividends are paid by the Wells REIT. Dividends are currently paid quarterly. Participants may purchase fractional shares so that 100% of their dividends may be used to acquire shares. However, a Participant may not acquire shares to the extent that any such purchase would cause such Participant to own more than 9.8% of our issued and outstanding common stock, unless this limitation is waived by our board of directors. Participants may opt out of the DRP at any time by providing written notice to us at Client Services Department, Wells Real Estate Funds, 6200 The Corners Parkway, Atlanta, Georgia 30092-3365 or by calling us at 800-557-4830.

Purchase Price

There is no established public trading market for our shares. Shares may be purchased under the DRP at a price equal to the higher of $9.55 per share or 95% of the estimated share value, as determined by our board of directors. The initial purchase price will be $9.55 per share. The purchase price of the shares to be issued under the DRP was determined by our board of directors in the exercise of their business judgment based on factors such as our most recent public offering price, purchase price of competitors in our industry offering dividend reinvestment plans and the fact that less fees will be paid from the DRP proceeds than our previous public offerings. The purchase price may be increased or decreased at our board’s discretion.

Commissions

In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% to our Dealer Manager, which will reallow commissions to Participating Dealers which have executed DRP Selling Agreements with the Dealer Manager at the time of the dividend payment date.

Acquisition and Advisory Fees and Expenses

Acquisition and advisory fees and expenses of 3.5% of the proceeds from the sale of the DRP shares will be paid to Wells Capital, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program.

Plan Reports

Within 90 days after the end of each fiscal year, we will send you an individualized report summarizing your investment including the purchase date(s), amount invested and the number of shares you own, as well as the dates and amounts of dividend distributions paid to you or invested in additional shares on your behalf during the prior fiscal year. In addition, we will provide you with an individualized quarterly report at the time of each dividend payment showing the number of shares owned prior to the current dividend, the amount of the current dividend and the number of shares owned after the current dividend.

Certificates for Shares Under the Plan

The ownership of the shares purchased under the DRP will be in book-entry form only unless and until the Wells REIT begins to issue certificates for its outstanding common stock.

Termination of Participation

You may terminate your participation in the DRP at any time without penalty by delivering written notice to us. Any transfer of shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of the DRP participation, dividends will be distributed to the stockholder in cash.

Amendment or Termination of the DRP by the Wells REIT

Our board of directors may, by a majority vote, amend or terminate the DRP for any reason by providing 10 days’ written notice to all Participants.

Additional details about the DRP are contained in the dividend reinvestment plan itself, which is attached as Exhibit A to this prospectus.

Use of Proceeds

The net proceeds raised pursuant to the DRP will be used for general corporate purposes, including, but not limited to, the acquisition of interests in additional properties or real estate investments, funding of tenant improvements and leasing commissions, repayment of debt, funding for our share redemption program. We cannot predict with any certainty how much DRP proceeds will be used for any of the above purposes. In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP to our Dealer Manager, which may reallow such commissions to Participating Dealers. We will pay acquisition and advisory fees and expenses of 3.5% of dividend reinvestment proceeds to Wells Capital and its affiliates, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program. Our board of directors may modify or terminate our share redemption program at any time in its discretion upon 30 days’ notice. Please see the “Management Compensation” section below. We will also pay actual expenses incurred in connection with the registration and offering of the DRP shares, including but not limited to legal fees, printing expenses, mailing costs, Securities and Exchange Commission (SEC) and blue sky registration fees and other accountable offering expenses, other than the selling commissions, which may also include the payment or reimbursement of bona fide due diligence expenses incurred by Participating Dealers, in our sole discretion. These offering expenses are currently estimated to be approximately $1,600,000 (or approximately 0.17% of the maximum DRP proceeds) over the anticipated 5 to 6 year offering period.

Management Compensation

The following table summarizes and discloses all of the compensation and fees, including reimbursement of expenses, to be paid by the Wells REIT to Wells Capital and its affiliates in connection with the proceeds received from the DRP.

Form of Compensation and Entity Receiving	Determination Of Amount	Estimated Maximum Dollar Amount (1)
Selling Commissions – Wells Investment Securities, Inc.	5.0% of DRP proceeds before reallowance of commissions earned by Participating Dealers. Wells Investment Securities, Inc., our Dealer Manager, will reallow commissions to broker-dealers having Participants in the DRP which have executed a DRP Selling Agreement at the time of each dividend payment date.	$47,750,000
Acquisition and Advisory Fees and Reimbursement of Acquisition Expenses – Wells Capital or its Affiliates (2)	3.5% of DRP proceeds, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program	$33,425,000	(3)

(Footnotes to “Management Compensation”)

(1)	The estimated maximum dollar amounts are based on the reinvestment of a maximum of 100,000,000 shares offered pursuant to this prospectus at $9.55 per share. However, it is possible that the actual purchase price will be higher than $9.55 per share if 95% of the estimated share value, as determined by our board of directors, is an amount that is higher than $9.55.

(2)	Notwithstanding the method by which we calculate the payment of acquisition and advisory fees and expenses, as described in the table, the total of all such fees and expenses shall not exceed, in the aggregate, an amount equal to 6.0% of the contract price of all of the properties which we will purchase with DRP proceeds, as required by the NASAA Guidelines.
(3)	While we intend to use some portion of DRP proceeds to fund share repurchases under our share redemption program, for illustration purposes only, we have assumed that no funds are used for the repurchase of shares under our share redemption program, thereby reflecting the maximum possible amount that could be paid to Wells Capital, as our advisor, from DRP proceeds.

In addition, Wells Capital and its affiliates will be reimbursed only for the actual cost of goods, services and materials used for or by the Wells REIT. Wells Capital may be reimbursed for the administrative services necessary to the prudent operation of the Wells REIT provided that the reimbursement shall not be for services for which it is entitled to compensation by way of a separate fee.

Please see the sections entitled, “Executive Compensation” and “Certain Relationships and Related Transactions” in our Definitive Proxy Statement filed with the SEC on April 22, 2004 for additional information regarding compensation payable to Wells Capital and its affiliates.

Investment Limitations and Conflict Resolution Procedures

The purpose of this section is to describe our investment limitations and certain conflict resolution procedures, many of which are mandated by the North American Securities Administrators Association guidelines for real estate investment trusts (NASAA Guidelines).

Investment Limitations

Our articles of incorporation place numerous limitations on us with respect to the manner in which we may invest our funds, most of which are required by various provisions of the NASAA Guidelines. These limitations cannot be changed unless our articles of incorporation are amended, which requires approval of our stockholders. Unless our articles are amended, we will not:

•	borrow in excess of 50% of the aggregate value of all properties owned by us, provided that we may borrow in excess of 50% of the value of an individual property;

•	invest in equity securities unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, approve such investment as being fair, competitive and commercially reasonable;

•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	make or invest in mortgage loans except in connection with a sale or other disposition of a property;

•

make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property except for those mortgage loans insured or guaranteed by a government or government agency. Mortgage debt on any property shall not exceed such property’s appraised value. In cases where our board of directors determines, and in all cases in which the transaction is with any of our directors or Wells Capital and its affiliates, such appraisal shall be obtained from an independent appraiser. We will maintain such appraisal in our records for at least five years and it will be available for your inspection and duplication. We will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage;

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of our directors, Wells Capital or its affiliates;

•	invest in junior debt secured by a mortgage on real property which is subordinate to the lien or other senior debt except where the amount of such junior debt plus any senior debt exceeds 90% of the appraised value of such property, if after giving effect thereto, the value of all such mortgage loans of the Wells REIT would not then exceed 25% of our net assets, which shall mean our total assets less our total liabilities;

•	engage in any short sale or borrow on an unsecured basis, if the borrowing will result in asset coverage of less than 300%. “Asset coverage,” for the purpose of this clause, means the ratio which the value of our total assets, less all liabilities and indebtedness for unsecured borrowings, bears to the aggregate amount of all of our unsecured borrowings;

•	make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities which are non-voting or assessable;

•	issue “redeemable securities,” as defined in Section 2(a)(32) of the Investment Company Act of 1940, except pursuant to our share redemption program;

•	grant warrants or options to purchase shares to Wells Capital or its affiliates or to officers or directors affiliated with Wells Capital except on the same terms as the options or warrants are sold to the general public and the amount of the options or warrants does not exceed an amount equal to 10% of the outstanding shares on the date of grant of the warrants and options;

•	engage in trading, as compared with investment activities, or engage in the business of underwriting or the agency distribution of securities issued by other persons;

•	invest more than 5% of the value of our assets in the securities of any one issuer if the investment would cause us to fail to qualify as a REIT;

•	invest in securities representing more than 10% of the outstanding voting securities of any one issuer if the investment would cause us to fail to qualify as a REIT; or

•	lend money to our directors or to Wells Capital or its affiliates.

Wells Capital will continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act of 1940. Among other things, Wells Capital will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an “investment company” under the Act. If at any time the character of our investments could cause us to be deemed an investment company for purposes of the Investment Company Act of 1940, we will take the necessary action to attempt to ensure that we are not deemed to be an “investment company.”

Certain Conflict Resolution Procedures

In order to reduce or eliminate certain potential conflicts of interest, our articles of incorporation contain a number of restrictions relating to (1) transactions we enter into with Wells Capital and its affiliates, (2) certain future offerings, and (3) allocation of properties among affiliated entities. These restrictions include, among others, the following:

•	Except as otherwise described in this prospectus, we will not accept goods or services from Wells Capital or its affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transactions, approve such transactions as fair and reasonable to the Wells REIT and on terms and conditions not less favorable to the Wells REIT than those available from unaffiliated third parties.

•	We will not purchase or lease properties in which Wells Capital or its affiliates has an interest without a determination by a majority of our directors, including a majority of the independent directors, not otherwise interested in such transaction, that such transaction is competitive and commercially reasonable to the Wells REIT and at a price to the Wells REIT no greater than the cost of the property to Wells Capital or its affiliates, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to Wells Capital or its affiliates or to our directors unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, determine the transaction is fair and reasonable to the Wells REIT.

•	We will not make any loans to Wells Capital or its affiliates or to our directors. In addition, Wells Capital and its affiliates will not make loans to us or to joint ventures in which we are a joint venture partner for the purpose of acquiring properties. Any loans made to us by Wells Capital or its affiliates or our directors for other purposes must be approved by a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to the Wells REIT than comparable loans between unaffiliated parties. Wells Capital and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of the Wells REIT or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the greater of 2% of our average invested assets or 25% of our net income.

•	In the event that an investment opportunity becomes available which is suitable, under all of the factors considered by Wells Capital, for the Wells REIT and one or more other public or private entities affiliated with Wells Capital and its affiliates, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity. In determining whether or not an investment opportunity is suitable for more than one program, Wells Capital, subject to approval by our board of directors, shall examine, among others, the following factors:

•	the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program’s investments by type of commercial property and geographic area, and on diversification of the tenants of its properties;

•	the policy of each program relating to leverage of properties;

•	the anticipated cash flow of each program;

•	the income tax effects of the purchase of each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

If a subsequent event or development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our board of directors and Wells Capital, to be more appropriate for a program other than the program that committed to make the investment, Wells Capital may determine that another program affiliated with Wells Capital or its affiliates will make the investment. Our board of directors has a duty to ensure that the method used by Wells Capital for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties shall be reasonable.

Plan of Distribution

We are offering a maximum of 100,000,000 shares to our current stockholders through the DRP. The shares are being offered at a price equal to the higher of $9.55 per share or 95% of the estimated share value, as determined by our board of directors (initially offered at $9.55 per share).

Except as set forth below, the Dealer Manager will receive selling commissions of 5.0% of the offering proceeds raised pursuant to the DRP. We will not pay a dealer manager fee for shares issued pursuant to the DRP. The Dealer Manager will reallow selling commissions in the amount of 5.0% of offering proceeds to broker-dealers having Participants in the DRP which have executed a DRP Selling Agreement with the Dealer Manager (Participating Dealers) at the time of the applicable dividend payment date. Unless a DRP Selling Agreement has been entered into with respect to the transaction at the time of the dividend payment date, DRP shares will be issued directly from Wells REIT to the Participant at the price of $9.55 per share, and no selling commissions will be paid in connection with the transaction.

We have agreed in the DRP Selling Agreements to indemnify the Participating Dealers against certain liabilities arising under the Securities Act of 1933, as amended.

Legal Opinions

The legality of the shares being offered hereby has been passed upon for the Wells REIT by Holland & Knight LLP (Holland & Knight). Holland & Knight has also represented Wells Capital, our advisor, as well as various other affiliates of Wells Capital, in other matters and may continue to do so in the future.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Additional Information

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares offered pursuant to this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Copies of the registration statement and exhibits related thereto, as well as periodic reports and information filed by the Wells REIT, may be obtained upon payment of the fees prescribed by the SEC, or may be examined at the offices of the SEC without charge, at the public reference facility in Washington, D.C. at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation of Certain Information by Reference

The following documents previously filed by the Wells REIT with the SEC are incorporated herein by reference:

(a) The description of our shares contained in our Registration Statement on Form 8-A12G/A (Reg. No. 000-25739), filed October 13, 2000;

(b) Our Annual Report on Form 10-K for the year ended December 31, 2003, filed March 12, 2004;

(c) Our Proxy Statement on Schedule 14A, filed April 22, 2004;

(d) Our Quarterly Report on Form 10-Q for the period ended March 31, 2004, filed on May 7, 2004;

(e) Our Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed on August 6, 2004; and

(f) Our Current Reports on Form 8-K filed on January 2, 2004, March 16, 2004, March 31, 2004, June 3, 2004, and July 7, 2004, and Amendment to Current Report on Form 8-K/A filed on January 14, 2004.

All documents filed by the Wells REIT pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering of the securities made hereby shall be deemed to be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (or incorporated into the documents that this prospectus incorporates by reference). Requests for such documents should be directed to Client Services Department, Wells Real Estate Funds, 6200 The Corners Parkway, Atlanta, Georgia 30092-3365, telephone 800-557-4830.

Indemnification for Securities Act Liabilities

We are permitted to indemnify and pay or reimburse reasonable expenses of our directors or any affiliates for certain liabilities including any losses or liabilities arising from or out of an alleged violation of federal or state securities laws. We may indemnify our directors or any affiliates for liabilities or expenses arising from or out of any alleged violation of the federal or state securities laws by such party provided that one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the SEC and of published opinions of the Tennessee Securities Division and any other state securities regulatory authority in which our securities are offered and sold as to the indemnification for securities law violations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors or affiliates pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXHIBIT A

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

As of March 12, 2004

Wells Real Estate Investment Trust, Inc., a Maryland corporation (the “Wells REIT”), pursuant to its Amended and Restated Articles of Incorporation, adopted a Dividend Reinvestment Plan (the “DRP”), which is hereby amended and restated in its entirety as set forth below. Capitalized terms shall have the same meaning as set forth in the Articles unless otherwise defined herein.

1. Dividend Reinvestment. As agent for the shareholders (“Shareholders”) of the Wells REIT who (a) purchased shares of the Wells REIT’s common stock (the “Shares”) pursuant to the Wells REIT’s initial public offering (the “Initial Offering”), which commenced on January 30, 1998 and terminated on December 19, 1999; (b) purchased Shares pursuant to the Wells REIT’s second public offering (the “Second Offering”), which commenced on December 20, 1999 and terminated on December 19, 2000; (c) purchased Shares pursuant to the Wells REIT’s third public offering (the “Third Offering”), which commenced on December 20, 2000 and terminated on July 25, 2002; (d) purchased Shares pursuant to the Wells REIT’s fourth public offering (the “Fourth Offering”), which commenced on July 26, 2002 and will terminate on or before July 25, 2004; or (e) purchase Shares pursuant to any future offering of the Wells REIT (“Future Offering”), and who elect to participate in the DRP (the “Participants”), the Wells REIT will apply all directed dividends and other distributions declared and paid in respect of the Shares held by each Participant (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. The effective date of this Amended and Restated Dividend Reinvestment Plan (the “DRP”) shall be March 12, 2004.

3. Procedure for Participation. Shareholders who previously purchased Shares pursuant to the Initial Offering, the Second Offering, the Third Offering, or the Fourth Offering (collectively, the “Prior Offerings”) and who have received a prospectus, as contained in the Wells REIT’s registration statement filed with the Securities and Exchange Commission (“SEC”) for such offering, elected to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may have been available from the Wells REIT, the Dealer Manager or a broker-dealer participating in the Prior Offerings (“Participating Dealer”). Shareholders who previously purchased Shares pursuant to one of the Prior Offerings but have not previously participated in the DRP may elect to become a Participant by completing and executing an enrollment form or any other appropriate authorization form as may be available from the Wells REIT, the Dealer Manager or a Participating Dealer. Participation in the DRP will begin with the next Dividend payable after receipt of a Participant’s enrollment or authorization. Shares will be purchased under the DRP on the date that Dividends are paid by the Wells REIT. Dividends of the Wells REIT are currently paid quarterly. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), he or she fails to meet the suitability requirements for making an investment in the Wells REIT or cannot make the other representations or warranties set forth in the Subscription Agreement or the enrollment form, he or she will promptly so notify the Wells REIT in writing.

A-1

4. Purchase of Shares. Participants will acquire DRP Shares from the Wells REIT at a purchase price equal to $10.00 per share until the earlier of (i) the date all 30,000,000 DRP shares registered pursuant to the Fourth Offering are sold, or (ii) July 25, 2004. Beginning with DRP shares issued pursuant to the DRP Registration (as defined below), Participants will acquire DRP Shares from the Wells REIT at a purchase price equal to the higher of $9.55 per share or 95% of the estimated share value as determined by the Board of Directors of the Wells REIT. Participants in the DRP may also purchase fractional Shares so that 100% of the Dividends will be used to acquire Shares. However, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limits set forth in the Articles.

Shares to be distributed by the Wells REIT in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares which were registered with the SEC in connection with the Wells REIT’s Fourth Offering until the earlier of the date all 30,000,000 DRP Shares registered pursuant to the Fourth Offering are sold or July 25, 2004; (b) the 100,000,000 DRP Shares being registered with the SEC pursuant to its Form S-3 Registration Statement to be filed in March, 2004 (the “DRP Registration”); (c) Shares to be registered with the SEC in a Future Offering for use in the DRP (a “Future Registration”); or (d) Shares of the Wells REIT’s common stock purchased by the Wells REIT for the DRP in a secondary market (if available) or on a stock exchange or NASDAQ (if listed) (collectively, the “Secondary Market”).

Shares purchased on the Secondary Market as set forth in (d) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by the Wells REIT on the Secondary Market or registered in a Future Registration for use in the DRP may be at prices lower or higher than the per Share price which will be paid for the DRP Shares pursuant to the Fourth Offering or the DRP Registration.

If the Wells REIT acquires Shares in the Secondary Market for use in the DRP, the Wells REIT shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, the Wells REIT does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Wells REIT’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for shares to be used in the DRP, the Wells REIT is in no way obligated to do either, in its sole discretion.

5. Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only until the Wells REIT begins to issue certificates for its outstanding common stock.

6. Reports. Within 90 days after the end of the Wells REIT’s fiscal year, the Wells REIT shall provide each Shareholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend distributions and amounts of Dividends paid during the prior fiscal year. In addition, the Wells REIT shall provide to each Participant an individualized quarterly report at the time of each Dividend payment showing the number of Shares owned prior to the current Dividend, the amount of the current Dividend and the number of Shares owned after the current Dividend.

7. Commissions and Other Charges. In connection with DRP Shares issued pursuant to the Fourth Offering, the Wells REIT will pay: selling commissions of 7% of DRP proceeds to Participating Dealers; a dealer manager fee of 2.5% of DRP proceeds; and acquisition and advisory fees and expenses of 3.5% of DRP proceeds to Wells Capital and its affiliates. Beginning with DRP Shares issued pursuant to the DRP Registration, the Wells REIT will pay: selling commissions of 5% of DRP proceeds to Wells Investment Securities, Inc., the Dealer Manager, which will reallow commissions to Participating Dealers

A-2

which have Participants in the DRP at the time of each dividend payment date and which have executed a DRP Dealer Agreement with the Dealer Manager; and acquisition and advisory fees and expenses of 3.5% of DRP proceeds to Wells Capital and its affiliates, except to the extent such proceeds are used by the Wells REIT to fund Share repurchases under its share redemption program. No dealer manager fee will be paid with respect to DRP Shares issued pursuant to the DRP Registration.

8. Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty, by delivering to the Wells REIT a written notice. Prior to listing of the Shares on a national stock exchange or NASDAQ, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. If a Participant terminates DRP participation, the Wells REIT will ensure that the terminating Participant’s account will reflect the whole number of shares in his or her account and provide a check for the cash value of any fractional share in such account. Upon termination of DRP participation, Dividends will be distributed to the Shareholder in cash.

9. Taxation of Distributions. The reinvestment of Dividends in the DRP does not relieve DRP Participants of any income tax liability which may be payable as a result of those Dividends.

10. Amendment or Termination of DRP by the Wells REIT. The Board of Directors of the Wells REIT may by majority vote (including a majority of the Independent Directors) amend or terminate the DRP for any reason upon 10 days’ written notice to the Participants.

11. Liability of the Wells REIT. The Wells REIT shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability; (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities act of a state, the Wells REIT has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

A-3

EXHIBIT B

ENROLLMENT FORM

WELLS REAL ESTATE INVESTMENT TRUST, INC.

DIVIDEND REINVESTMENT PLAN

TO PARTICIPATE IN THE DRP:

(l)	Complete this card. Be sure to include your social security or tax identification number and signature.

(2)	Staple or tape the card closed so that your signature is enclosed.

I hereby appoint Wells Capital, Inc. (or any successor), acting as plan administrator (the “Plan Administrator”), as my agent to receive cash dividends from Wells Real Estate Investment Trust, Inc. (the “Wells REIT”) that may hereafter become payable to me on shares of common stock of the Wells REIT registered in my name as set forth below, and authorize the Wells REIT to apply such dividends to the purchase of full shares and fractional interests in shares of the Wells REIT’s common stock pursuant to the terms and conditions of the dividend reinvestment plan (“DRP”) of the Wells REIT.

I understand that the purchases will be made under the terms and conditions of the DRP as described in the DRP Prospectus dated August 10, 2004 and that I may revoke this authorization at any time by notifying the Plan Administrator, in writing, of my desire to terminate my participation.

I hereby confirm the following things:

•	that I am a current stockholder of the Wells REIT who purchased shares in one of the Wells REIT’s publicly registered offerings;

•	that I received a Prospectus of the Wells REIT in connection with my purchase of shares of the Wells REIT (the “Share Prospectus”);

•	that I continue to meet the Suitability Standards described in the Share Prospectus;

•	that I acknowledge that I have the duty to promptly notify the Wells REIT in writing if, at any time during which I am participating in the DRP, I fail to meet the suitability requirements for making an investment in the Wells REIT or cannot make the other representations or warranties set forth in my original subscription agreement; and

•	that, if I have changed broker-dealer firms since my initial share purchase, I acknowledge and agree that commissions payable as a result of my participation in the DRP will be made to my new broker-dealer firm.

Please indicate your participation below. Return this card only if you wish to participate in the DRP.

☐ Yes, I would like to participate in the DRP for all my shares of common stock of the Wells REIT.

Signature(s)/Full Name(s):
	[Signature]	[Signature]

	[Print Full Legal Name]	[Print Full Legal Name]

Social Security or Tax ID #(s):

Date:

IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR NOMINEE, YOU MUST MAKE APPROPRIATE ARRANGEMENTS WITH THE BROKER OR NOMINEE TO PARTICIPATE IN THE DRP.

WELLS REAL ESTATE

INVESTMENT TRUST, INC.

Dividend Reinvestment Plan

PROSPECTUS

August 10, 2004

FILED PURSUANT TO

RULE 424 (B) (3)

REGISTRATION NO: 333-114212

SUPPLEMENT TO THE DIVIDEND

REINVESTMENT PLAN PROSPECTUS

DATED AUGUST 10, 2004

SPECIAL DISCLOSURE TO STOCKHOLDERS OF

WELLS REAL ESTATE INVESTMENT TRUST, INC.

DATED FEBRUARY 28, 20051

The purpose of this special disclosure to stockholders is to describe the following:

1.	Potential Disposition of Certain Properties in the Portfolio;

•	Certain Risks Related to the Potential Property Sale;

•	Properties Involved in Potential Sale;

•	Certain Material Terms of the Purchase and Sale Agreement;

•	Potential Uses of Proceeds;

•	Anticipated Tax Effects of the Potential Property Sale;

•	Anticipated Effect on Debt Leverage Ratio;

•	Fees to Wells Management Company, Inc., our Asset Advisor;

•	Effects of the Potential Property Sale on the Diversification of Our Portfolio;

2.	Revisions to the Share Redemption Program; and

3.	Amendment to the Dividend Reinvestment Plan.

Potential Disposition of Certain Properties in the Portfolio

On February 25, 2005, Wells Real Estate Investment Trust, Inc. (“Wells REIT”), along with various Wells-affiliated entities, entered into a purchase and sale agreement (the “Agreement”) to sell 27 properties from its existing portfolio for a gross sale price of $786.0 million, excluding closing costs and brokerage fees, to Lexington Corporate Properties Trust, an unaffiliated third party (the “Purchaser”). Wells REIT and the other Wells-affiliated property owners originally purchased the 27 properties from various unaffiliated entities for an aggregate purchase price of approximately $609.7 million. Wells REIT’s share of the $786.0 million in gross sale price is approximately $760.3. Wells REIT’s share of the $609.7 million aggregate original purchase price paid for these properties is approximately $587.1 million.

The properties included in the Agreement and Wells REIT’s ownership percentage in each of the properties is listed below. We expect the closing of this transaction to occur before the end of April 2005, as described in more detail below. The completion of this transaction and each property sale involved in this transaction is currently subject to, among other things, various conditions and closing requirements. Accordingly, there are no assurances that this transaction will be completed in whole or in part.

[1]	This disclosure may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussion and analysis of the quality, nature and cost of future actions, the amount and timing of the sale of real estate assets, and certain other matters. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this disclosure should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this disclosure, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, the potential need to fund capital expenditures out of operating cash flow, lack of availability of financing or capital proceeds. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this disclosure. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

Certain Risks Related to this Potential Property Sale

Following are the most significant risks relating to this purchase and sale agreement and potential property sale:

•	We cannot assure stockholders that this transaction will be completed in whole or in part.

•	The Purchaser could default on the Agreement, which could result in the transaction never being completed.

•	There is an outstanding right of first refusal on one of the properties and, as a consequence, one of these properties may end up not being a part of this sale.

•	There are several conditions and closing requirements on the properties and, as a consequence, the closing for these properties may be delayed or may not occur at all.

Properties Involved in Potential Sale

Under the Agreement, Wells REIT intends to sell up to 23 properties that are wholly owned. Of the $786.0 million gross sale price, approximately $714.9 million relates to these 23 properties, which Wells REIT originally purchased for an aggregate purchase price of approximately $555.1 million. The names and locations of the properties are listed below.

Property Name	Property Location	Building Square Footage
Bank of America Orange County	Brea, CA	637,503
Capital One Richmond	Glen Allen, VA	225,220
Daimler Chrysler Dallas	Westlake, TX	130,290
Allstate Indianapolis	Indianapolis, IN	89,956
EDS Des Moines	Des Moines, IA	405,000
Kraft Atlanta	Suwanee, GA	87,219
Kerr-McGee	Houston, TX	101,111
PacifiCare San Antonio	San Antonio, TX	142,500
ISS Atlanta	Atlanta, GA	289,000
Experian/TRW	Allen, TX	292,700
Travelers Express Denver	Lakewood, CO	68,165
Dana Kalamazoo	Kalamazoo, MI	150,945
Dana Detroit	Farmington Hills, MI	112,480
Transocean Houston	Houston, TX	155,991
Lucent	Cary, NC	120,000
Ingram Micro	Millington, TN	701,819
Nissan	Irving, TX	268,445
IKON	Houston, TX	157,790
ASML	Tempe, AZ	95,133
Dial	Scottsdale, AZ	129,689
Metris Tulsa	Tulsa, OK	101,100
Alstom Power Richmond	Midlothian, VA	99,057
AT&T Pennsylvania	Harrisburg, PA	81,859

In addition, Wells REIT intends to sell up to four properties that are owned through joint ventures with affiliates. Approximately $71.1 million of the $786.0 million gross sale price relates to these four properties, which were originally purchased for an aggregate purchase price of approximately $54.6 million. Wells REIT’s share of the approximately $71.1 million of gross sale price attributable to these four properties is approximately $45.4 million. Wells REIT’s share of the approximately $54.6 million

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original purchase price for these four properties was approximately $32.0 million. The names and locations of these four properties, along with the name of the joint venture affiliate and the percentage ownership of Wells REIT in each of these properties are listed below.

Property Name	Property Location	% Owned	Joint Venture Affiliate	Building Square Footage
John Wiley Indianapolis	Fishers, IN	71.9%	Wells Real Estate Fund XIII, L.P.	141,047
AmeriCredit	Orange Park, FL	68.2%	Wells Real Estate Fund XIII, L.P.	85,000
AT&T Oklahoma	Oklahoma City, OK	55.0%	Wells Real Estate Fund XII, L.P.	128,500
Gartner	Ft. Myers, FL	56.8%	Wells Real Estate Fund XI, L.P. Wells Real Estate Fund XII, L.P.	62,400

Certain Material Terms of the Purchase and Sale Agreement

Under the Agreement, the Purchaser is required to deposit $40.5 million in earnest money with an escrow agent, which will be applied toward the purchase price at closing. Under the Agreement, Wells REIT and its joint venture affiliates are required to pay certain closing costs including attorneys’ fees, any escrow closing fees charged by the title company, recording costs, title examination fees and title insurance premiums, transfer fees with respect to letters of credit, and all other costs and expenses incurred by Wells REIT and its joint venture affiliates in connection with closing and consummating the transaction. The Purchaser and Wells REIT and its joint venture affiliates are each required to pay 50% of the costs of all surveys and real estate transfer taxes, although the Purchaser’s obligation for transfer taxes is capped at approximately $0.9 million. If this transaction closes, in addition to other typical closing costs relating to this transaction, Wells REIT will be required to pay a real estate brokerage commission of approximately $2.2 million to an unaffiliated third-party real estate broker.

The Agreement contemplates the closing of this transaction to occur no earlier than March 25, 2005 (the “Primary Closing Date”). The Purchaser or Wells REIT has the right under the Agreement, however, to extend the Primary Closing Date until no later than April 29, 2005, if one or more conditions for a property or properties are not satisfied, by giving written notice to the other party no later than March 22, 2005. While the Agreement contemplates the sale of 27 properties, in order for the sale to be consummated, a number of conditions relating to each property must be satisfied. Under the Agreement, if the tenant of the Bank of America Orange County Building exercises its right of first refusal to purchase the property under the provisions of its existing lease, the Agreement will be terminated as to that property. Accordingly, both the timing of the property closings and the actual number of properties to ultimately be sold to the Purchaser pursuant to the Agreement is unclear at this time.

There is still a significant number of conditions required to be satisfied with respect to the properties included in this transaction. In addition, the sole remedy against the Purchaser for failure to close is a forfeiture of the earnest money under the Agreement. Accordingly, there are no assurances all conditions relating to all 27 properties can be satisfied prior to the outside closing date, or that the Purchaser will actually perform under the Agreement and close this anticipated transaction.

Potential Uses of Proceeds

As stated above, the completion of this transaction is currently subject to, among other things, various conditions and closing requirements. Accordingly, there are no assurances that this transaction will be completed in whole or in part. However, the board of directors has considered several options for how to best use the net proceeds should the potential sale of these properties be successful. These options include, but are not limited to: (1) making a special distribution to stockholders in the form of a return of invested capital; (2) retaining the proceeds as cash for operating expenses; and (3) reinvesting the proceeds in

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properties or new property developments. While each of these options remains a viable possibility, due to the various contingencies and variables relating to this transaction, the board of directors is not yet in a position to make a final decision on this matter; however, you should be aware that the board is strongly considering making a special distribution of net sales proceeds from this transaction to the stockholders as a return of their invested capital.

If the board ultimately decides to make a special distribution to stockholders, as described above, and a stockholder holds an IRA account through U.S. Bank, that stockholder’s potential distribution would be placed into a specially designated interest-bearing account on your behalf intended to be structured as a nontaxable event. This account is intended to simply serve as a holding place for these funds until further direction.

Anticipated Tax Effects of the Potential Property Sale

In the event that all 27 properties are sold, we currently estimate that the closing of this potential property sale will result in taxable income of approximately $181.7 million in the aggregate constituting approximately $145.4 in capital gains and approximately $36.3 in Section 1250 recapture gain, which stockholders should plan for in connection with their 2005 income taxes.

Anticipated Effect on Debt Leverage Ratio

As set forth below, our board of directors has approved certain revisions to our share redemption program effective for redemptions beginning in March 2005. We expect to fund some or all of the March 2005 redemption payments with the use of additional debt, which may include obtaining one or more 10-year term loans secured by currently unencumbered properties. In such event, debt as a percentage of total assets will increase, and interest expense will increase. It is currently estimated that, in the event that all 27 properties are sold, our debt-level ratio (our aggregate debt as a percentage of the purchase price of our properties) could increase from approximately 18% up to approximately 24% as a result of the transactions described in this special disclosure.

Fees to Wells Management Company, Inc., our Asset Advisor

In accordance with the terms of our current Asset Management Advisory Agreement with Wells Management Company, Inc. (“Wells Management”), our Asset Advisor, in the event that Wells Management provides substantial services in connection with the sale of properties, as determined and approved by Wells REIT’s board of directors, Wells REIT may be required to pay Wells Management a subordinated disposition fee equal to the lesser of one-half of the market-based real estate commission or 3.0% of the sale price of such properties, contingent upon our stockholders having first received total dividends in an amount equal to the sum of all of the capital the stockholders have invested in Wells REIT (reduced by prior dividends attributable to net sales proceeds) plus an amount sufficient to provide the stockholders with an annualized, noncumulative return of 8.0% (the “Subordinated Conditions”). While this fee may be in addition to real estate commissions paid to third parties, the total real estate commissions (including such disposition fee) may not exceed the lesser of (i) 6.0% of the sales price of the properties or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the properties.

On February 21, 2005, our board of directors approved a subordinated disposition fee of 0.33% of the gross sale price of the properties sold to be paid to Wells Management upon the closing of this transaction. Since the Subordinated Conditions have not been met at this time, this fee will not be paid at closing but will be paid only in the event and at the time that the Subordinated Conditions are satisfied in accordance with the terms of the Asset Management Advisory Agreement.

Since under the Asset Management Advisory Agreement, Wells Management is paid annual asset advisory fees equal to 0.50% of the value of our real estate portfolio, the potential property sale transaction described in this special disclosure will result in a substantial reduction in the annual fees paid to Wells Management, unless the net sales proceeds are reinvested in properties.

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Effects of the Potential Property Sale on the Diversification of our Portfolio

As stated above, the completion of this transaction is currently subject to, among other things, various conditions and closing requirements. Accordingly, there are no assurances that this transaction will be completed in whole or in part; however, we feel it is important to disclose to you the effects of the potential property sale on the diversification of our portfolio if all of these properties remain a part of this transaction and a final sale is completed.

Currently, we own interests in 112 buildings either directly or through joint ventures. Of these buildings, 93 buildings are wholly owned and 19 buildings are owned through joint ventures with affiliates and others. While we have limited industrial warehouse assets in our portfolio, the majority of assets are commercial office buildings located in 26 states and the District of Columbia. If Wells REIT successfully sells all 27 properties (30 buildings) as described above pursuant to this potential property sale, we will own interests in 82 buildings either directly or through joint ventures. Of these buildings, 67 buildings will be wholly owned, and 15 buildings will be owned through joint ventures with affiliates and others.

Currently, our properties are approximately 97% leased with an average lease term remaining of approximately 7.1 years. If Wells REIT successfully sells all 27 properties as described above pursuant to this potential property sale, our properties will be approximately 97% leased with an average lease term remaining of approximately 6.9 years.

Lease Expirations – Current Portfolio

The following table shows the lease expirations of our current portfolio, during each of the next ten years and thereafter, assuming no exercise of renewal options or termination rights.

Year of Lease Expiration	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent	Rentable Square Feet Expiring (in thousands)
Vacant	$0	0%	675
2005	17,179	3%	655
2006	30,643	5%	942
2007	31,169	5%	1,117
2008	27,810	5%	1,124
2009	45,210	8%	1,688
2010	84,112	14%	3,776
2011	83,698	14%	4,839
2012	89,860	15%	3,686
2013	71,568	12%	2,724
2014	31,910	5%	1,230
Thereafter	67,859	12%	2,916

	$581,018	100%	25,372

Lease Expirations – Post-Closing Portfolio

The following table shows lease expirations of the remaining portfolio if Wells REIT successfully sells all 27 properties as described above pursuant to this potential sale transaction, during each of the next ten years and thereafter, assuming no exercise of renewal options or termination rights.

Year of Lease Expiration	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent	Rentable Square Feet Expiring (in thousands)
Vacant	$0	0%	675
2005	16,889	3%	642
2006	29,186	6%	865
2007	31,169	6%	1,117
2008	24,734	5%	898

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Year of Lease Expiration	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent	Rentable Square Feet Expiring (in thousands)
2009	42,357	8%	1,546
2010	73,168	14%	3,034
2011	73,036	14%	3,722
2012	75,495	15%	2,412
2013	55,027	11%	1,878
2014	27,604	5%	1,029
Thereafter	63,485	12%	2,639

	$512,149	100%	20,460

Geographic Diversification – Current Portfolio

The following table shows the geographic diversification of our current portfolio.

Location	2004 Annualized Gross Base Rents (in thousands)	Percentage of 2004 Annualized Gross Base Rents	Rentable Square Feet (in thousands)
Chicago	$130,610	22%	4,640
Washington, D.C.	79,059	14%	2,208
N. New Jersey	38,704	7%	1,617
Minneapolis	33,083	6%	1,230
Detroit	26,257	5%	1,097
Dallas	25,967	4%	1,450
New York	25,424	4%	986
Boston	23,964	4%	586
Atlanta	23,767	4%	992
Los Angeles	20,822	4%	682
Orange Co.	18,039	3%	1,089
Other*	135,321	23%	8,795

	$581,018	100%	25,372

*	None more than 3%

Geographic Diversification – Post-Closing Portfolio

The following table shows geographic diversification of the remaining portfolio if Wells REIT successfully sells all 27 properties as described above pursuant to this potential sale transaction.

Location	2004 Annualized Gross Base Rents (in thousands)	Percentage of 2004 Annualized Gross Base Rents	Rentable Square Feet (in thousands)
Chicago	$130,610	26%	4,640
Washington, D.C.	79,059	15%	2,208
N. New Jersey	38,704	8%	1,617
Minneapolis	33,083	6%	1,230
New York	25,424	5%	986
Boston	23,964	5%	586
Detroit	23,927	5%	984
Los Angeles	20,822	4%	682
Dallas	18,196	4%	889
Atlanta	15,552	3%	616
Other*	102,807	20%	6,022

	$512,149	100%	20,460

*	None more than 3%

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Tenant Industry Diversification – Current Portfolio

The following table shows the tenant industry diversification of our current portfolio.

Industry	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent	Rentable Square Feet (in thousands)
Business Services	$71,454	12%	3,301
Depository Institutions	48,423	8%	1,851
Nondepository Institutions	37,603	6%	1,979
Insurance Carriers	35,399	6%	1,661
Legal Services	34,277	6%	1,068
Electronic & Other Electric Equipment	28,174	5%	1,599
Communication	26,995	5%	1,058
Transportation Equipment	22,205	4%	1,011
Administration of Economic Programs	21,879	4%	599
Insurance Agents, Brokers, & Service	21,656	4%	610
Finance, Taxation, & Monetary Policy	20,410	4%	548
Food and Kindred Products	19,065	3%	631
Other*	193,479	33%	9,457

	$581,018	100%	25,372

*	None more than 3%

Tenant Industry Diversification – Post-Closing Portfolio

The following table shows tenant industry diversification of the remaining portfolio if Wells REIT successfully sells all 27 properties as described above pursuant to this potential sale transaction.

Industry	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent	Rentable Square Feet (in thousands)
Business Services	$56,456	11%	2,195
Depository Institutions	48,423	9%	1,851
Legal Services	34,277	7%	1,068
Insurance Carriers	31,329	6%	1,429
Electronic & Other Electric Equipment	26,250	5%	1,479
Communication	24,621	5%	920
Administration of Economic Programs	21,879	4%	599
Insurance Agents, Brokers, & Service	21,656	4%	610
Finance, Taxation, & Monetary Policy	20,410	4%	548
Nondepository Institutions	20,162	4%	814
Transportation Equipment	18,032	4%	747
Food and Kindred Products	17,751	3%	558
Other*	170,903	33%	7,645

	$512,149	100%	20,460

*	None more than 3%

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Top 20 Tenants – Current Portfolio

The following table shows the top 20 tenants by percentage of annual gross revenues of our current portfolio.

Location	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent
BP Amoco	$28,890	5%
NASA	21,685	4%
Leo Burnett	19,742	3%
US Bancorp	19,348	3%
Nestle	15,921	3%
OCC	14,547	3%
Independence Blue Cross	12,904	2%
Winston & Strawn	12,761	2%
Kirkland & Ellis	12,304	2%
Nokia	12,243	2%
State of New York	11,041	2%
Aventis	10,299	2%
Zurich	9,693	2%
Cingular	9,208	2%
DDB Needham	8,909	2%
State Street Bank	8,264	1%
US National Park Service	8,236	1%
Caterpillar Financial	8,219	1%
Bank of America	7,574	1%
Lockheed Martin	7,422	1%
Other	321,810	55%

	$581,018	100%

Top 20 Tenants – Post-Closing Portfolio

The following table shows the top 20 tenants by percentage of annual gross revenues of the remaining portfolio if Wells REIT successfully sells all 27 properties as described above pursuant to this potential sale transaction.

Location	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent
BP Amoco	$28,890	6%
NASA	21,685	4%
Leo Burnett	19,742	4%
US Bancorp	19,348	4%
Nestle	15,921	3%
OCC	14,547	3%
Independence Blue Cross	12,904	3%
Winston & Strawn	12,761	2%
Kirkland & Ellis	12,304	2%
Nokia	12,243	2%
State of New York	11,041	2%
Aventis	10,299	2%
Zurich	9,693	2%
Cingular	9,208	2%

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Location	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent
DDB Needham	8,909	2%
State Street Bank	8,264	2%
US National Park Service	8,236	2%
Caterpillar Financial	8,219	2%
Lockheed Martin	7,422	1%
Department of Defense	7,028	1%
Other	$253,486	49%

	$512,149	100%

Revisions to the Share Redemption Program

On February 23, 2005, the board of directors of Wells REIT approved the following revisions to the current share redemption program effective for redemptions of shares beginning in March 2005: (i) an increase to the limit of the number of shares that can be redeemed in 2005 from 3.0% of the weighted- average number of shares outstanding during the prior calendar year to 5.0% of the weighted-average number of shares outstanding during the prior calendar year; (ii) a decrease in the percentage of funds to be reserved in calendar year 2005 for (a) redemptions upon the death of a stockholder, and (b) redemptions for certain stockholders to satisfy required minimum distribution requirements as set forth under Sections 401(a)(9), 403(b)(10), 408(a)(6), 408(b)(3), and 408(A)(c)(5) of the Internal Revenue Code from 20% to 15% of the amount available for redemption; and (iii) the price at which shares will be redeemed will be reduced by any amounts previously distributed to stockholders which were attributable to net sales proceeds from the sale of Wells REIT’s properties. As set forth above, we expect to fund some or all of the March 2005 redemption payments with the use of additional debt, which may include obtaining one or more 10-year term loans secured by currently unencumbered properties. You should be aware that, if your shares are redeemed in March, you will not be eligible to participate in any special distribution of net sales proceeds relating to the potential sale transaction described in this special disclosure. A copy of the revised share redemption program is attached as Exhibit “A” hereto.

Amendment to the Dividend Reinvestment Plan

On February 21, 2005, the board of directors of Wells REIT approved an amendment to its dividend reinvestment plan effective for dividends declared and paid after March 10, 2005, to clarify that distributions attributable to net sales proceeds will be excluded from dividends which may be reinvested in shares under the dividend reinvestment plan. Accordingly, in the event that proceeds attributable to the potential sale transaction described above are distributed to stockholders as a special distribution, such amounts may not be reinvested in shares of Wells REIT pursuant to our dividend reinvestment plan. A copy of the amended and restated dividend reinvestment plan is attached as Exhibit “B” hereto.

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Exhibit “A”

REVISED

SHARE REDEMPTION PROGRAM

OF WELLS REAL ESTATE INVESTMENT TRUST, INC.

Effective for Redemptions of Shares beginning in March 2005

On February 23, 2005, the board of directors of the Wells Real Estate Investment Trust, Inc. (“Wells REIT”) approved a revision to the current share redemption program effective for redemptions of shares beginning in March 2005, pursuant to the terms and conditions set forth below.

Prior to the time that our shares are listed on a national securities exchange, stockholders of the Wells REIT who have held their shares for at least one year may receive the benefit of limited interim liquidity by presenting for redemption all or any portion of their shares to us at any time in accordance with the procedures outlined herein. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption.

If you have held your shares for the required one-year period, you may redeem your shares for a purchase price equal to the lesser of (1) $10 per share or (2) the purchase price per share that you actually paid for your shares of the Wells REIT, less in both instances any amounts previously distributed to you attributable to net sales proceeds from the sale of Wells REIT’s properties. In the event that you are redeeming all of your shares, shares purchased pursuant to our dividend reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of our board of directors. In addition, for purposes of the one-year holding period, limited partners of Wells OP who exchange their limited partnership units for shares in the Wells REIT shall be deemed to have owned their shares as of the date they were issued their limited partnership units in Wells OP. In addition, our board of directors has delegated to our officers the right to waive the one-year holding period in the event of the death or bankruptcy of a stockholder or other exigent circumstances.

Subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of 5.0% of the weighted-average number of shares outstanding during the prior calendar year; and (2) in no event shall the aggregate amount of redemptions under our share redemption program exceed aggregate proceeds received from the sale of shares pursuant to our dividend reinvestment plan. In addition, the board of directors may set aside an amount determined annually by the board not to exceed 20% of the funds available for redemption during each calendar year for (1) redemptions upon the death of a stockholder (“redemptions upon death”) and (2) redemptions for certain stockholders to satisfy required minimum distribution requirements as set forth under Sections 401(a)(9), 403(b)(10), 408(a)(6), 408(b)(3), and 408(A)(c)(5) of the Internal Revenue Code (“required minimum distribution redemptions”), which will have the effect of reducing the amount of funds otherwise available for other redemption requests. The board has determined that up to 15% of funds available for redemption will be reserved for redemptions upon death and required minimum distribution redemptions for calendar year 2005.

We will redeem shares on the last business day of each month. We must receive requests for redemption at least five business days before the end of the month in order for us to repurchase the shares that month. If we cannot purchase all shares presented for redemption in any month, we will attempt to honor redemption requests on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (1) if a pro rata redemption would result in you owning less than half of the minimum amounts described in the “Suitability Standards” section of this prospectus, then we would redeem all of your shares; and (2) if a pro rata redemption would result in you owning more than half but less than all of the minimum amounts described in the “Suitability Standards” section of this prospectus, then we would not redeem such portion of your shares to the extent it would result in your remaining holdings of our shares

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to be below the minimum required amounts. Our board of directors reserves the right in its sole discretion upon 30 days’ notice to (1) change the purchase price for redemptions, (2) reduce the number of shares purchased under the share redemption program, or (3) otherwise amend the terms of or terminate our share redemption program for any reason.

We cannot guarantee that the funds set aside for our share redemption program will be sufficient to accommodate all requests made in any year or in any given month. If we do not have sufficient funds available, at the time when redemption is requested, you can (1) withdraw your request for redemption, or (2) ask that we honor your request at such time in the future, if any, when sufficient funds become available.

If we do not completely satisfy a stockholder’s redemption request at month-end because the request was not received in time or because of the restrictions on the number of shares we could redeem under the program, we intend to treat the unsatisfied portion of the redemption request as a request for redemption in the following month unless the stockholder withdraws his or her request before the next date for redemptions. A stockholder can withdraw a redemption request upon written notice to the Wells REIT received at least five business days prior to the date for redemption.

The board of directors reserves the right to amend, suspend, or terminate our share redemption program at any time upon 30 days’ notice. We will notify you of such developments either (1) by disclosure in the annual or quarterly reports of the Wells REIT filed under the Securities Exchange Act of 1934 or (2) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report filed under the Securities Exchange Act of 1934.

Our share redemption program is intended to provide only interim liquidity for our stockholders until such time, if ever, that shares of our common stock are listed and traded on a national securities exchange or some other active secondary market develops for the shares which would provide liquidity for stockholders, at which time we anticipate that we would terminate the share redemption program. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Qualifying stockholders who desire to redeem their shares should give written notice to Wells Capital, Inc., our transfer agent, at 6200 The Corners Parkway, Norcross, Georgia 30092-3365, Attention: Client Services.

The shares we redeem under our share redemption program will be cancelled. We will not resell such shares to the public unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise sold in compliance with such laws.

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Exhibit “B”

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

Effective March 10, 2005

Wells Real Estate Investment Trust, Inc., a Maryland corporation (“Wells REIT”), pursuant to its Amended and Restated Articles of Incorporation, (the “Articles”), adopted a Dividend Reinvestment Plan (the “DRP”), which was amended and restated in its entirety on March 12, 2004. On February 21, 2005, the Board of Directors of Wells REIT amended and restated the DRP in its entirety as set forth below. Capitalized terms shall have the same meaning as set forth in the Articles unless otherwise defined herein.

1. Dividend Reinvestment. As agent for the shareholders (“Shareholders”) of Wells REIT who (a) purchased shares of the Wells REIT’s common stock (the “Shares”) pursuant to Wells REIT’s initial public offering (the “Initial Offering”), which commenced on January 30, 1998 and terminated on December 19, 1999; (b) purchased Shares pursuant to the Wells REIT’s second public offering (the “Second Offering”), which commenced on December 20, 1999 and terminated on December 19, 2000; (c) purchased Shares pursuant to the Wells REIT’s third public offering (the “Third Offering”), which commenced on December 20, 2000 and terminated on July 25, 2002; (d) purchased Shares pursuant to the Wells REIT’s fourth public offering (the “Fourth Offering”), which commenced on July 26, 2002 and terminated on July 25, 2004; or (e) purchase Shares pursuant to any future offering of the Wells REIT (“Future Offering”), and who elect to participate in the DRP (the “Participants”), the Wells REIT will apply all dividends declared and paid with respect to the Shares held by each Participant, exclusive of distributions attributable to net sales proceeds (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. This Amended and Restated Dividend Reinvestment Plan (the “DRP”) shall be applicable to all Dividends declared and paid after March 10, 2005.

3. Procedure for Participation. Shareholders who previously purchased Shares pursuant to the Initial Offering, the Second Offering, the Third Offering, or the Fourth Offering (collectively, the “Prior Offerings”) and who have received a prospectus, as contained in Wells REIT’s registration statement filed with the Securities and Exchange Commission (“SEC”) for such offering, elected to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may have been available from Wells REIT, the Dealer Manager or a broker-dealer participating in the Prior Offerings (“Participating Dealer”). Shareholders who previously purchased Shares pursuant to one of the Prior Offerings but have not previously participated in the DRP may elect to become a Participant by completing and executing an enrollment form or any other appropriate authorization form as may be available from Wells REIT, the Dealer Manager or a Participating Dealer. Participation in the DRP will begin with the next Dividend payable after receipt of a Participant’s enrollment or authorization. Shares will be purchased under the DRP on the date that Dividends are paid by Wells REIT. Dividends of Wells REIT are currently paid quarterly. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), he or she fails to meet the suitability requirements for making an investment in Wells REIT or cannot make the other representations or warranties set forth in the Subscription Agreement or the enrollment form, he or she will promptly so notify Wells REIT in writing.

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4. Purchase of Shares. Participants will acquire DRP Shares from Wells REIT at a purchase price equal to the higher of $9.55 per share or 95% of the estimated share value as determined by the Board of Directors of Wells REIT. Participants in the DRP may also purchase fractional Shares so that 100% of the Dividends will be used to acquire Shares. However, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limits set forth in the Articles.

Shares to be distributed by Wells REIT in connection with the DRP may (but are not required to) be supplied from: (a) the 100,000,000 DRP Shares registered with the SEC pursuant to its Form S-3 Registration Statement filed in March 2004 (the “DRP Registration”); (b) Shares to be registered with the SEC in a Future Offering for use in the DRP (a “Future Registration”); or (c) Shares of Wells REIT’s common stock purchased by Wells REIT for the DRP in a secondary market (if available) or on a stock exchange or NASDAQ (if listed) (collectively, the “Secondary Market”).

Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by Wells REIT on the Secondary Market or registered in a Future Registration for use in the DRP may be at prices lower or higher than the per Share price, which will be paid for the DRP Shares pursuant to the DRP Registration.

If Wells REIT acquires Shares in the Secondary Market for use in the DRP, Wells REIT shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, Wells REIT does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of Wells REIT’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for shares to be used in the DRP, Wells REIT is in no way obligated to do either, in its sole discretion.

5. Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only until Wells REIT begins to issue certificates for its outstanding common stock.

6. Reports. Within 90 days after the end of Wells REIT’s fiscal year, Wells REIT shall provide each Shareholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend distributions and amounts of Dividends paid during the prior fiscal year. In addition, Wells REIT shall provide to each Participant an individualized quarterly report at the time of each Dividend payment showing the number of Shares owned prior to the current Dividend, the amount of the current Dividend, and the number of Shares owned after the current Dividend.

7. Commissions and Other Charges. Wells REIT will pay: selling commissions of 5% of DRP proceeds to Wells Investment Securities, Inc., the Dealer Manager, which will reallow commissions to Participating Dealers which have Participants in the DRP at the time of each dividend payment date and which have executed a DRP Dealer Agreement with the Dealer Manager; and acquisition and advisory fees and expenses of 3.5% of DRP proceeds to Wells Capital and its affiliates, except to the extent such proceeds are used by Wells REIT to fund Share repurchases under its share redemption program. No dealer manager fee will be paid with respect to DRP Shares issued pursuant to the DRP Registration.

8. Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty, by delivering to Wells REIT a written notice. Prior to listing of the Shares on a national stock exchange or NASDAQ, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. If a Participant terminates DRP participation, Wells REIT will ensure that the terminating Participant’s account will reflect the whole number of shares in his or her account and provide a check for the cash value of any fractional share in such account. Upon termination of DRP participation, Dividends will be distributed to the Shareholder in cash.

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9. Taxation of Distributions. The reinvestment of Dividends in the DRP does not relieve DRP Participants of any income tax liability which may be payable as a result of those Dividends.

10. Amendment or Termination of DRP by the Wells REIT. The Board of Directors of Wells REIT may by majority vote (including a majority of the Independent Directors) amend or terminate the DRP for any reason upon 10 days’ written notice to the Participants.

11. Liability of Wells REIT. Wells REIT shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability; (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities act of a state, Wells REIT has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

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FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-114212

WELLS REAL ESTATE INVESTMENT TRUST, INC.

SUPPLEMENT NO. 2 DATED MAY 20, 2005 TO THE PROSPECTUS

DATED AUGUST 10, 2004

This document supplements, and should be read in conjunction with, the Prospectus of Wells Real Estate Investment Trust, Inc. dated August 10, 2004, as supplemented and amended by that certain special disclosure to stockholders of Wells Real Estate Investment Trust, Inc. dated February 28, 2005 (Supplement No. 1). When we refer to the “Prospectus” in this supplement, we are also referring to Supplement No. 1 and this Supplement No. 2 to the Prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the Prospectus.

The purpose of this supplement is to describe the following:

(1)	The change in the price of shares of common stock issued and sold pursuant to our dividend reinvestment plan;

(2)	The status of the offering of common stock in Wells Real Estate Investment Trust, Inc. (Wells REIT) pursuant to our dividend reinvestment plan;

(3)	Amendments to the “Plan of Distribution,” “Management Compensation,” and “Risk Factors” sections of the Prospectus;

(4)	Participation in our dividend reinvestment plan; and

(5)	The Amended and Restated Wells REIT Dividend Reinvestment Plan.

Change in Share Price Pursuant to Our Dividend Reinvestment Plan

On April 19, 2005, our Board of Directors of Wells REIT approved an amendment to our dividend reinvestment plan to reduce the share price for shares offered and sold pursuant to our dividend reinvestment plan from $9.55 per share to $8.00 per share effective for dividends declared and paid beginning in June 2005. The Board of Directors may change the share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the share price is subject to increase or decrease at any time in the future in the Board’s discretion. The Amended and Restated Dividend Reinvestment Plan of Wells REIT was amended and restated and has been replaced with the Amended and Restated Dividend Reinvestment Plan attached as Exhibit A to this supplement.

Status of the Offering

Pursuant to the Prospectus, we commenced an offering of our common stock pursuant to our dividend reinvestment plan (DRP) on August 10, 2004. As of May 20, 2005, we had raised a total of $135,773,276 in gross offering proceeds (14,217,097 shares) pursuant to this offering of our DRP. In addition, as of May 20, 2005, Wells REIT owned interests in 81 properties either directly or through joint ventures comprising approximately 20.5 million square feet of commercial office and industrial space located in 23 states and the District of Columbia.

Amendments to the “Plan of Distribution,” “Management Compensation,” and “Risk Factors” Sections of the Prospectus

Forward Looking Statements

This supplement contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete certain projects, amounts of anticipated cash distributions to stockholders in the future and certain other matters. Readers of this supplement should be aware that there are various factors that could cause actual results to differ

1

materially from any forward-looking statements made in this supplement, which include changes in general economic conditions, changes in real estate conditions, construction costs which may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, inability to invest in properties on a timely basis or in properties that will provide targeted rates of return and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. (See generally the “Risk Factors” section of the Prospectus.) Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplement. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements.

Plan of Distribution

The paragraph entitled “Plan of Distribution” on page 3 of the summary section of the Prospectus is hereby deleted in its entirety and replaced with the following:

“As of May 20, 2005, we have sold 14,217,097 shares of common stock to our current stockholders through our DRP offering pursuant to the Prospectus at the price of $9.55 per share. We are currently offering a maximum of 85,782,903 shares of common stock to our current stockholders through the DRP at a price of $8.00 per share. In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP ($0.40 per share).”

Risk Factors

The Risk Factor entitled “We Rely on Certain Tenants” on page 9 of the Prospectus is hereby amended and restated as follows:

“As of May 20, 2005, our most substantial tenants based on rental income were BP Corporation North America Inc. (approximately 6%), Leo Burnett USA, Inc. (approximately 5%), the National Aeronautics and Space Administration (NASA) (approximately 4%), and US Bancorp Piper Jaffray Companies, Inc. (approximately 4%). The revenues generated by the properties these tenants occupy are substantially reliant upon the financial condition of these tenants and, accordingly, any event of bankruptcy, insolvency or a general downturn in the business of any of these tenants may result in the failure or delay of such tenant’s rental payments which may have a substantial adverse effect on our financial performance.”

Dividend Reinvestment Plan

The paragraph entitled “Purchase Price” in the description of the dividend reinvestment plan on page 16 of the Prospectus is hereby deleted in its entirety and replaced with the following:

“There is no established public trading market for our shares. Beginning with dividends declared and paid in June 2005, shares may be purchased under the DRP at a price equal to $8.00 per share. This share price was determined by our Board of Directors in its business judgment. The Board may change the share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the share price is subject to increase or decrease at any time in the future at the Board’s discretion.”

All other references in the Prospectus to the price of shares purchased under the DRP are hereby amended to reflect the price described in the paragraph above.

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Management Compensation

The Management Compensation section of the Prospectus is hereby deleted in its entirety and replaced with the following:

“The following table summarizes and discloses all of the compensation and fees, including reimbursement of expenses, to be paid by Wells REIT to Wells Capital and its affiliates in connection with the proceeds received from the DRP.

Form of Compensation and Entity Receiving	Determination Of Amount	Estimated Maximum Dollar Amount (1)
Selling Commissions – Wells Investment Securities, Inc.	5.0% of DRP proceeds before reallowance of commissions earned by Participating Dealers. Wells Investment Securities, Inc., our Dealer Manager, will reallow commissions to broker-dealers having Participants in the DRP which have executed a DRP Selling Agreement at the time of the dividend payment date.	$41,101,825

Acquisition and Advisory Fees and Reimbursement of Acquisition Expenses – Wells Capital or its Affiliates (2)	3.5% of DRP proceeds, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program	$28,771,278	(3)

(Footnotes to “Management Compensation”)

1.	The estimated maximum dollar amounts are based on (i) the prior sale of 14,217,097 shares offered and sold pursuant to this Prospectus at $9.55 per share (the original share price), and (ii) a maximum of 85,782,903 shares offered pursuant to this Prospectus at $8.00 per share (the current share price). However, it is possible that the actual purchase price may be higher than the current price of $8.00 per share if our Board of Directors decides, in its discretion, to change the price based on factors it deems appropriate.

2.	Notwithstanding the method by which we calculate the payment of acquisition and advisory fees and acquisition expenses, as described in the table, the total of all such fees and expenses shall not exceed, in the aggregate, an amount equal to 6.0% of the contract price of all of the properties which we will purchase with DRP proceeds, as required by the NASAA Guidelines.

3.	While we intend to use some portion of DRP proceeds to fund share repurchases under our share redemption program, for illustration purposes only, we have assumed that no DRP proceeds will be used for the repurchase of shares under our share redemption program, thereby reflecting the maximum amount that could be paid to Wells Capital, as our advisor, from DRP proceeds.

In addition, Wells Capital and its affiliates will be reimbursed for the actual cost of goods, services and materials used for or by Wells REIT. Wells Capital may be reimbursed for the administrative services necessary to the prudent operation of Wells REIT provided that the reimbursement shall not be for services for which it is entitled to compensation by way of a separate fee.

Please see the sections entitled, “Executive Compensation” and “Certain Relationships and Related Transactions” in our Definitive Proxy Statement filed with the SEC on April 25, 2005 for additional information regarding compensation payable to Wells Capital and its affiliates.”

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Plan of Distribution

The “Plan of Distribution” section of the Prospectus is hereby deleted in its entirety and amended and restated as follows:

“As of May 20, 2005, we have sold 14,217,097 shares of common stock to our current stockholders through our DRP offering pursuant to the Prospectus at the price of $9.55 per share. We are currently offering a maximum of 85,782,903 shares of common stock to our current stockholders through the DRP at a price of $8.00 per share.

Except as set forth below, the Dealer Manager will receive selling commissions of 5.0% of the offering proceeds raised pursuant to the DRP ($0.40 per share). We will not pay any dealer manager fee for shares issued and sold pursuant to the DRP. The Dealer Manager will reallow selling commissions in the amount of 5.0% of offering proceeds to broker-dealers having Participants in the DRP which have executed a DRP Selling Agreement with the Dealer Manager (Participating Dealers) at the time of the applicable dividend payment date. In the event that a DRP Selling Agreement provides for no selling commissions to be paid to the Participating Dealer, DRP shares will be issued at $8.00 per share, and no selling commissions will be paid to the Dealer Manager or the Participating Dealer in connection with the transaction. Unless a DRP Selling Agreement has been entered into with respect to the transaction at the time of the dividend payment date, DRP shares will be issued directly from Wells REIT to the Participant at the price of $8.00 per share, and no selling commissions will be paid in connection with the transaction.

We have agreed in the DRP Selling Agreements to indemnify the Participating Dealers against certain liabilities arising under the Securities Act of 1933, as amended.”

Incorporation of Certain Information by Reference

All documents filed by Wells REIT pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from January 1, 2004 to the date of this supplement shall be deemed to be incorporated by reference into the Prospectus, including but not limited to, the following recently filed documents:

(a)	Our Current Report on Form 8-K, filed with the SEC on February 28, 2005;

(b)	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 15, 2005, as amended;

(c)	Our Current Report on Form 8-K, filed with the SEC on April 14, 2005;

(d)	Our Current Report on Form 8-K filed with the SEC on April 25, 2005;

(e)	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2005; and

(f)	Our Quarterly Report on Form 10-Q for the period ending March 31, 2005, filed on May 9, 2005.

In addition, all documents filed by Wells REIT pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this supplement and prior to the termination of this offering of the securities made pursuant to the Prospectus shall be deemed to be incorporated by reference into the Prospectus.

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We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (or incorporated into the documents that this Prospectus incorporates by reference). Requests for such documents should be directed to our Client Services Department, at Wells Real Estate Funds, 6200 The Corners Parkway, Atlanta, Georgia 30092-3365, telephone (800) 557-4830.

Participation in Amended and Restated Dividend Reinvestment Plan

If you are currently participating in our dividend reinvestment plan and would like to continue to participate in the plan, no action is required and you will remain in our dividend reinvestment plan at the price of $8.00 per share. If you are currently participating in our dividend reinvestment plan and would like to discontinue your participation, please contact our Client Services Department, at Wells Real Estate Funds, 6200 The Corners Parkway, Atlanta, Georgia 30092-3365, telephone (800) 557-4830.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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Exhibit “A”

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

Effective May 20, 2005

Wells Real Estate Investment Trust, Inc., a Maryland corporation (“Wells REIT”), pursuant to its Amended and Restated Articles of Incorporation, (the “Articles”), adopted a Dividend Reinvestment Plan (the “DRP”), which was amended and restated in its entirety on March 12, 2004, and March 10, 2005. On April 19, 2005, the Board of Directors of Wells REIT amended and restated the DRP in its entirety as set forth below. Capitalized terms shall have the same meaning as set forth in the Articles unless otherwise defined herein.

1. Dividend Reinvestment. As agent for the stockholders (“Stockholders”) of Wells REIT who (a) purchased shares of the Wells REIT’s common stock (the “Shares”) pursuant to Wells REIT’s initial public offering (the “Initial Offering”), which commenced on January 30, 1998 and terminated on December 19, 1999; (b) purchased Shares pursuant to the Wells REIT’s second public offering (the “Second Offering”), which commenced on December 20, 1999 and terminated on December 19, 2000; (c) purchased Shares pursuant to the Wells REIT’s third public offering (the “Third Offering”), which commenced on December 20, 2000 and terminated on July 25, 2002; (d) purchased Shares pursuant to the Wells REIT’s fourth public offering (the “Fourth Offering”), which commenced on July 26, 2002 and terminated on July 25, 2004; or (e) purchase Shares pursuant to any future offering of the Wells REIT (“Future Offering”), and who elect to participate in the DRP (the “Participants”), the Wells REIT will apply all dividends declared and paid with respect to the Shares held by each Participant, exclusive of distributions attributable to net sales proceeds (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. This Amended and Restated Dividend Reinvestment Plan (the “DRP”) shall be applicable to all Dividends declared and paid beginning in June 2005.

3. Procedure for Participation. Stockholders who previously purchased Shares pursuant to the Initial Offering, the Second Offering, the Third Offering, or the Fourth Offering (collectively, the “Prior Offerings”) and who have received a Prospectus, as contained in Wells REIT’s registration statement filed with the Securities and Exchange Commission (“SEC”) for such offering, elected to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may have been available from Wells REIT, the Dealer Manager or a broker-dealer participating in the Prior Offerings (“Participating Dealer”). Stockholders who previously purchased Shares pursuant to one of the Prior Offerings but have not previously participated in the DRP may elect to become a Participant by completing and executing an enrollment form or any other appropriate authorization form as may be available from Wells REIT, the Dealer Manager or a Participating Dealer. Participation in the DRP will begin with the next Dividend payable after receipt of a Participant’s enrollment or authorization. Shares will be purchased under the DRP on the date that Dividends are paid by Wells REIT. Dividends of Wells REIT are currently paid quarterly. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), he or she fails to meet the suitability requirements for making an investment in Wells REIT or cannot make the other representations or warranties set forth in the Subscription Agreement or the enrollment form, he or she will promptly so notify Wells REIT in writing.

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4. Purchase of Shares. The Board may set or change the Share price for the purchase of DRP Shares at any time in its sole and absolute discretion based upon such factors as it deems appropriate. Effective beginning with DRP Shares being acquired from Wells REIT with dividends to be declared and paid in June 2005, the purchase price for DRP Shares shall be $8.00 per Share. This Share price was determined by the Board in its business judgment. The Board may change the Share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the Share price is subject to increase or decrease at any time in the future in the Board’s discretion; provided, however, that in no event shall the Share price for DRP Shares be less than 95% of the estimated fair market value of the Shares, if and when an estimated fair market value for the Shares is determined by the Board of Directors. Participants in the DRP may also purchase fractional Shares so that 100% of the Dividends may be used to acquire Shares; however, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limits set forth in the Articles.

Shares to be distributed by Wells REIT in connection with the DRP may (but are not required to) be supplied from: (a) the 100,000,000 DRP Shares registered with the SEC pursuant to its Form S-3 Registration Statement filed in March 2004 (the “DRP Registration”); (b) Shares to be registered with the SEC in a Future Offering for use in the DRP (a “Future Registration”); or (c) Shares of Wells REIT’s common stock purchased by Wells REIT for the DRP in a secondary market (if available) or on a stock exchange or NASDAQ (if listed) (collectively, the “Secondary Market”).

Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by Wells REIT on the Secondary Market or registered in a Future Registration for use in the DRP may be at prices lower or higher than the per Share price, which will be paid for the DRP Shares pursuant to the DRP Registration.

If Wells REIT acquires Shares in the Secondary Market for use in the DRP, Wells REIT shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, Wells REIT does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of Wells REIT’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for shares to be used in the DRP, Wells REIT is in no way obligated to do either, in its sole discretion.

5. Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only until Wells REIT begins to issue certificates for its outstanding common stock.

6. Reports. Within 90 days after the end of Wells REIT’s fiscal year, Wells REIT shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend distributions and amounts of Dividends paid during the prior fiscal year. In addition, Wells REIT shall provide to each Participant an individualized quarterly report at the time of each Dividend payment showing the number of Shares owned prior to the current Dividend, the amount of the current Dividend, and the number of Shares owned after the current Dividend.

7. Commissions and Other Charges. Wells REIT will pay: selling commissions of 5% of DRP proceeds to Wells Investment Securities, Inc., the Dealer Manager, which will reallow commissions to Participating Dealers which have Participants in the DRP at the time of each dividend payment date and which have executed a DRP Dealer Agreement with the Dealer Manager; and acquisition and advisory fees and expenses of 3.5% of DRP proceeds to Wells Capital and its affiliates, except to the extent such proceeds are used by Wells REIT to fund Share repurchases under its share redemption

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program. No dealer manager fee will be paid with respect to DRP Shares issued pursuant to the DRP Registration.

8. Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty, by delivering to Wells REIT a written notice. Prior to listing of the Shares on a national stock exchange or NASDAQ, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. If a Participant terminates DRP participation, Wells REIT will ensure that the terminating Participant’s account will reflect the whole number of shares in his or her account and provide a check for the cash value of any fractional share in such account. Upon termination of DRP participation, Dividends will be distributed to the Stockholder in cash.

9. Taxation of Distributions. The reinvestment of Dividends in the DRP does not relieve DRP Participants of any income tax liability which may be payable as a result of those Dividends.

10. Amendment or Termination of DRP by the Wells REIT. The Board of Directors of Wells REIT may by majority vote (including a majority of the Independent Directors) amend or terminate the DRP for any reason upon 10 days’ written notice to the Participants.

11. Liability of Wells REIT. Wells REIT shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability; (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities act of a state, Wells REIT has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

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WELLS REAL ESTATE INVESTMENT TRUST, INC.

SUPPLEMENT NO. 3 DATED NOVEMBER 18, 2005 TO THE PROSPECTUS

DATED AUGUST 10, 2004

This document supplements, and should be read in conjunction with, the Prospectus of Wells Real Estate Investment Trust, Inc. dated August 10, 2004, as supplemented and amended by that certain special disclosure to stockholders of Wells Real Estate Investment Trust, Inc. dated February 28, 2005 (Supplement No. 1) and Supplement No. 2 dated May 20, 2005. When we refer to the “Prospectus” in this supplement, we are also referring to Supplement No. 1, Supplement No. 2, and this Supplement No. 3 to the Prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the Prospectus.

The purpose of this supplement is to describe the following:

(1)	The change in the price of shares of common stock issued and sold pursuant to our dividend reinvestment plan (DRP);

(2)	The elimination of fees and selling commissions relating to shares issued and sold pursuant to our DRP beginning in September 2006;

(3)	The estimated share valuation recently determined by our board of directors;

(4)	Current price for DRP shares;

(5)	The status of the offering of common stock in Wells Real Estate Investment Trust, Inc. (Wells REIT) pursuant to our DRP;

(6)	Amendments to the “Prospectus Summary,” “Risk Factors,” “The Dividend Reinvestment Plan,” “Use Of Proceeds,” “Management Compensation,” and “Plan of Distribution” sections of the prospectus;

(7)	Participation in our DRP; and

(8)	The Amended and Restated Dividend Reinvestment Plan of Wells REIT, which is attached as Exhibit “A” to this supplement.

Change in Share Price Pursuant to Our Dividend Reinvestment Plan

On November 15, 2005, our board of directors also approved an amendment to our DRP to change the share price for shares offered and sold pursuant to our DRP from $8.00 per share to 95.5% of the then-current estimated value of our shares determined by our board of directors from time to time effective for dividends declared and paid beginning in December 2005. The share price for shares offered and sold pursuant to our DRP will be disclosed to current DRP participants in writing subsequent to our board of directors determining the estimated share valuation in any given year.

Elimination of Fees and Selling Commissions Beginning in September 2006

In addition, on November 15, 2005, our board of directors amended our DRP to eliminate the payment of acquisition and advisory fees to Wells Capital, Inc., one of our advisors, and selling commissions payable with respect to shares issued and sold pursuant to our DRP effective for dividends declared and paid beginning in September 2006.

Please refer to the Amended and Restated Dividend Reinvestment Plan of Wells REIT attached as Exhibit “A” to this supplement, for a complete description of the terms and conditions of our DRP.

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Estimated Share Valuation

On November 18, 2005, our board of directors determined that the estimated net asset value of the shares of Wells REIT, based on the estimated net asset value of Wells REIT as of September 30, 2005, was $8.70 per share. This valuation was based upon information provided by an independent third-party retained by Wells REIT, is only an estimate, and is based on a number of assumptions and estimates which may not be accurate or complete. The methodology utilized for determining this estimated share value involved obtaining an estimated valuation of the current portfolio of our properties, and then taking into account certain assets and liabilities to obtain the estimated net asset value per share of Wells REIT as of September 30, 2005. No liquidity discounts or discounts relating to the fact that we are currently externally managed were applied to this estimated per share valuation, and no attempt was made to value Wells REIT as an enterprise. In addition, this should not be viewed as the amount you would receive in the event that we were to liquidate our assets and distribute the proceeds to our stockholders since this valuation was not reduced by potential selling commissions or other costs of sale. Your investment in Wells REIT is illiquid because there is no current public market for the shares of Wells REIT and, therefore, it would be difficult for you to sell your shares. In addition, the price received for any shares sold would likely be less than this estimated share value. Further, real estate markets fluctuate, and real estate values can decline in the future. For these reasons, you should not assume that you will be able to obtain this estimated share value for your shares, either currently or at any time in the future.

Current Price for DRP Shares

As a result of the determination by our board of directors of the estimated net asset value of the shares of Wells REIT described above, the current share price for shares issued and sold pursuant to our DRP effective for dividends declared and paid in December 2005 will be $8.31 per share (95.5% of $8.70).

Our board of directors may change the share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the share price is subject to increase or decrease at any time in the future in the board’s discretion. Our board of directors may amend or terminate the DRP for any reason upon 10 days’ written notice to DRP participants.

Status of the Offering

Pursuant to the prospectus, we commenced an offering of our common stock pursuant to our DRP on August 10, 2004. As of October 31, 2005, we had raised a total of $211,417,549 in gross offering proceeds (14,208,350 shares at $9.55 per share and 9,465,976 shares at $8.00 per share.) pursuant to this offering of our DRP. In addition, as of October 31, 2005, Wells REIT owned interests in 82 properties either directly or through joint ventures comprising approximately 20.6 million square feet of commercial office and industrial space located in 23 states and the District of Columbia.

Amendments to the “Prospectus Summary,” “Risk Factors,” “The Dividend Reinvestment Plan,” “Use Of Proceeds,” “Management Compensation,” and “Plan of Distribution” Sections of the Prospectus

Forward Looking Statements

This supplement contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussion and analysis of our financial condition and certain other matters. Readers of this supplement should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this supplement, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, inability to invest in properties on a timely basis or in properties that will provide targeted rates of return and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. (See generally the “Risk Factors” section of the prospectus.) Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplement. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements.

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Prospectus Summary

Wells Real Estate Investment Trust, Inc.

The paragraph entitled “Wells Real Estate Investment Trust, Inc.” on page 1 of the summary section of the prospectus is hereby deleted in its entirety and replaced with the following:

“Wells Real Estate Investment Trust, Inc. is a real estate investment trust (REIT) that owns and operates commercial real estate properties. As of October 31, 2005, we owned interests in 82 properties either directly or through joint ventures comprising approximately 20.6 million square feet of commercial office and industrial space located in 23 states and the District of Columbia. Our office is located at 6200 The Corners Parkway, Norcross, Georgia 30092-3365. Our telephone number outside the State of Georgia is 800-557-4830 (770-243-8282 in Georgia). We refer to Wells Real Estate Investment Trust, Inc. as Wells REIT in this prospectus.”

Dividend Reinvestment Plan

The paragraph entitled “Dividend Reinvestment Plan” on page 1 of the summary section of the prospectus is hereby deleted in its entirety and replaced with the following:

“This prospectus describes our dividend reinvestment plan pursuant to which you may have the dividends which you would otherwise receive reinvested in shares of common stock of Wells REIT. The purchase price for shares purchased under the dividend reinvestment plan is 95.5% of the estimated share value as determined by our board of directors from time to time. We may amend or terminate the dividend reinvestment plan at our discretion at any time upon ten (10) days’ notice to you.”

Management Compensation

The paragraph entitled “Management Compensation” on page 3 of the summary section of the prospectus is hereby deleted in its entirety and replaced with the following:

“In connection with shares issued and sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP to Wells Investment Securities, Inc., our Dealer Manager, which will reallow commissions to those broker-dealers having participants in the DRP (Participants) which have executed a DRP Dealer Agreement (Participating Dealers) at the time of each dividend payment date through June 2006. We will also pay acquisition and advisory fees of 3.5% of dividend reinvestment proceeds to Wells Capital and its affiliates through June 2006, except to the extent such proceeds are used by Wells REIT to fund share repurchases under our share redemption program. Beginning in September 2006, in connection with shares issued and sold pursuant to the DRP, we will not pay selling commissions or acquisition and advisory fees.”

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Plan of Distribution

The paragraph entitled “Plan of Distribution” on page 3 of the summary section of the prospectus is hereby deleted in its entirety and replaced with the following:

“As of October 31, 2005, we had sold 14,208,350 shares of common stock to our current stockholders through our DRP offering pursuant to the prospectus at the price of $9.55 per share and 9,465,976 shares of common stock to our current stockholders through our DRP offering at a price of $8.00 per share. We are currently offering a maximum of 76,325,674 shares of common stock to our current stockholders through the DRP at a price of 95.5% of the estimated share value as determined by our board of directors from time to time. In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP through June 2006. Beginning in September 2006, we will not pay selling commissions in connection with shares issued and sold pursuant to the DRP.”

Risk Factors

Management Risks

The Risk Factor entitled “We depend on key personnel” on page 4 of the prospectus is hereby amended and restated as follows:

“Our success depends to a significant degree upon the contributions of Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, each of whom would be difficult to replace. We do not have employment agreements with Messrs. Wells, Williams or Fretz, and we cannot guarantee that such persons will remain affiliated with us. If any of our key personnel were to cease their affiliation with Wells REIT, we may be unable to find suitable replacement personnel, and our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s and our property managers’ ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and our advisor and any property managers we retain may be unsuccessful in attracting and retaining such skilled personnel. Further, we intend to establish strategic relationships with firms that have special expertise in certain services or as to real properties in certain geographic regions. Maintaining such relationships will be important for Wells REIT to effectively compete with other investors for properties in such regions. We may be unsuccessful in attracting and retaining such relationships. If we lose or are unable to obtain the services of highly skilled personnel or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.”

General Investment Risks

The Risk Factor entitled “You are limited in your ability to sell your shares pursuant to our share redemption program” on page 7 of the prospectus is hereby amended and restated as follows:

“Even though our share redemption program currently provides you with the opportunity to redeem your shares after you have held them for a period of one year for a purchase price equal to the lesser of (1) $10 per share, or (2) the purchase price per share that you actually paid for your shares of Wells REIT, less in both instances any amounts previously distributed to you attributable to net sales proceeds from the sale of Wells REIT’s properties, you should be fully aware that our share redemption program contains certain restrictions and limitations. Subject to funds being available, we will limit the

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number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of 5.0% of the weighted average number of shares outstanding during the prior calendar year; and (2) in no event shall the aggregate amount of redemptions under our share redemption program exceed aggregate proceeds received from the sale of shares pursuant to our dividend reinvestment plan. In addition, the board of directors may set aside an amount determined annually by the board not to exceed 20% of the funds available for redemption during each calendar year for (1) redemptions upon the death of a stockholder (“redemptions upon death”), and (2) redemptions for certain stockholders to satisfy required minimum distribution requirements as set forth under Sections 401(a)(9), 403(b)(10), 408(a)(6), 408(b)(3), and 408(A)(c)(5) of the Internal Revenue Code (“required minimum distribution redemptions”), which will have the effect of reducing the amount of funds otherwise available for other redemption requests.

In June 2005, we reached our annual redemption limit for 2005, excluding those shares set aside for redemptions upon death and required minimum distribution redemptions. As of October 31, 2005, there were approximately 784,000 shares available for redemptions upon death and required minimum distribution redemptions. Subsequent redemption requests made in 2005 are not eligible for redemption until January 2006, at the earliest, subject to our board’s ability to modify the terms of or terminate our share redemption program, which may include changing the redemption price paid for shares redeemed in the future, with 30 days’ notice at any time in its discretion. Therefore, in making a decision to purchase shares of the Wells REIT, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program.”

Federal Income Tax Risks

The Risk Factor entitled “The difference between our $10 share price and the $9.55 share price you will pay pursuant to our dividend reinvestment plan may be deemed income to you” on page 13 of the prospectus is hereby amended and restated as follows:

“The difference between the estimated share value as determined by our board of directors and the share price you will pay for shares purchased pursuant to our dividend reinvestment plan may be deemed income to you.

If you elect to participate in our DRP, there is a risk that some or all of the discount from the estimated share value as determined by our board of directors will be deemed to be taxable as income to you.”

The Dividend Reinvestment Plan

Purchase Price

The paragraph entitled “Purchase Price” in the description of the dividend reinvestment plan on page 16 of the prospectus is hereby deleted in its entirety and replaced with the following:

“There is no established public trading market for our shares. Beginning with dividends declared and paid in December 2005, shares may be purchased under the DRP at a price equal to 95.5% of the estimated share value as determined by our board of directors from time to time. This share price was determined by our board of directors in its business judgment. The board may change the share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the share price is subject to increase or decrease at any time in the future at the board’s discretion.”

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Commissions

The paragraph entitled “Commissions” in the description of the dividend reinvestment plan on page 16 of the prospectus is hereby deleted in its entirety and replaced with the following:

“In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% to our Dealer Manager, which will reallow commissions to Participating Dealers which have executed DRP Selling Agreements with the Dealer Manager at the time of the dividend payment date through June 2006. Effective beginning with DRP shares being issued and sold in September 2006, we will not pay any selling commissions in connection with shares issued and sold pursuant to our DRP.”

Acquisition and Advisory Fees and Expenses

The paragraph entitled “Acquisition and Advisory Fees and Expenses” in the description of the dividend reinvestment plan on page 16 of the prospectus is hereby deleted in its entirety and replaced with the following:

“Acquisition and advisory fees and expenses of 3.5% of the proceeds from the sale of the DRP shares will be paid to Wells Capital through June 2006, except to the extent such proceeds are used by Wells REIT to fund share repurchases under our share redemption program. Effective beginning with DRP shares being issued and sold in September 2006, we will no longer pay selling commissions or acquisition and advisory fees out of proceeds raised from the sale of DRP shares.”

Use of Proceeds

The Use of Proceeds section of the prospectus is hereby deleted in its entirety and replaced with the following:

“The net proceeds raised pursuant to the DRP will be used for general corporate purposes, including, but not limited to, the acquisition of interests in additional properties or real estate investments, funding of tenant improvements and leasing commissions, repayment of debt, and the funding for our share redemption program. We cannot predict with any certainty how much DRP proceeds will be used for any of the above purposes. In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP to our Dealer Manager, which may reallow such commissions to Participating Dealers through June 2006. We will pay acquisition and advisory fees and expenses of 3.5% of dividend reinvestment proceeds to Wells Capital and its affiliates through June 2006, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program. Effective beginning with DRP shares being issued and sold in September 2006, we will no longer pay selling commissions or acquisition and advisory fees out of proceeds raised from the sale of DRP shares. Our board of directors may modify or terminate our share redemption program at any time in its discretion upon 30 days’ notice. We will pay actual expenses incurred in connection with the registration and offering of the DRP shares, including but not limited to, legal fees, printing expenses, mailing costs, Securities and Exchange Commission (SEC) and blue sky registration fees and other accountable offering expenses. These offering expenses are currently estimated to be approximately $1,600,000 (or approximately 0.2% of the maximum DRP proceeds) over the anticipated 5 to 6 year offering period.”

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Management Compensation

The Management Compensation section of the prospectus is hereby deleted in its entirety and replaced with the following:

“The following table summarizes and discloses all of the compensation and fees, including reimbursement of expenses, to be paid by Wells REIT to Wells Capital and its affiliates in connection with the proceeds received from the DRP.

Form of Compensation and Entity Receiving(1)	Determination Of Amount	Estimated Maximum Dollar Amount (2)
Selling Commissions –Wells Investment Securities, Inc.	5.0% of DRP proceeds before reallowance of commissions earned by Participating Dealers through June 2006. Wells Investment Securities, Inc., our Dealer Manager, will reallow commissions to broker-dealers having Participants in the DRP which have executed a DRP Selling Agreement at the time of the dividend payment date through June 2006.	$20,453,224

Acquisition and Advisory Fees and Reimbursement of Acquisition Expenses – Wells Capital or its Affiliates (3)	3.5% of DRP proceeds through June 2006, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program	$12,470,174	(4)

(Footnotes to “Management Compensation”)

1.	Effective beginning with DRP shares being issued and sold in September 2006, we will no longer pay selling commissions or acquisition and advisory fees out of proceeds raised from the sale of DRP shares.
2.	The estimated maximum dollar amounts are based on (i) the prior sale of 14,208,350 shares offered and sold pursuant to this prospectus at $9.55 per share, (ii) the prior sale of 9,465,976 shares offered and sold pursuant to this prospectus at $8.00 per share, and (iii) a maximum of 24,384,161 shares offered pursuant to this prospectus at the current share price of $8.31 through June 2006. However, it is possible that the actual purchase price may be higher than the current price of $8.31 per share if our Board of Directors decides, in its discretion, to change the price based on future estimated share valuations or other factors it deems appropriate.
3.	Notwithstanding the method by which we calculated the payment of acquisition and advisory fees and acquisition expenses, as described in the table, the total of all such fees and expenses will not exceed, in the aggregate, an amount equal to 6.0% of the contract price of all of the properties which we purchased with DRP proceeds, as required by the NASAA Guidelines.

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4.	While we intend to use some portion of DRP proceeds to fund share repurchases under our share redemption program, for illustration purposes only, we have assumed that no DRP proceeds will be used for the repurchase of shares under our share redemption program, thereby reflecting the maximum amount that could be paid to Wells Capital, as our advisor, from DRP proceeds.

Wells Capital and its affiliates will continue to be reimbursed for the actual cost of goods, services and materials used for or by Wells REIT. Wells Capital and its affiliates may also be reimbursed for the administrative services necessary to the prudent operation of Wells REIT provided that the reimbursement shall not be for services for which it is entitled to compensation by way of a separate fee.

Please see the sections entitled, “Executive Compensation” and “Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2005 for additional information regarding compensation payable to Wells Capital and its affiliates.”

Plan of Distribution

The “Plan of Distribution” section of the prospectus is hereby deleted in its entirety and amended and restated as follows:

“As of October 31, 2005, we had sold 14,208,350 shares of common stock to our current stockholders through our DRP offering pursuant to the Prospectus at the price equal to $9.55 per share and 9,465,976 shares of common stock to our current stockholders through our DRP at a price of $8.00 per share. We are currently offering a maximum of 76,325,674 shares of common stock to our current stockholders through our DRP at a price equal to 95.5% of the then-current estimated share valuation as determined by our board of directors from time to time.

Except as set forth below, the Dealer Manager will receive selling commissions of 5.0% of the offering proceeds raised pursuant to the DRP ($0.4135 per share) through June 2006. We will not pay any dealer manager fee for shares issued and sold pursuant to the DRP. The Dealer Manager will reallow selling commissions in the amount of 5.0% of offering proceeds to broker-dealers having Participants in the DRP which have executed a DRP Selling Agreement with the Dealer Manager (Participating Dealers) at the time of the applicable dividend payment date through June 2006. Effective beginning with DRP shares being issued in September 2006, the Dealer Manager will not receive any selling commissions or the dealer manager fees from the offering proceeds raised pursuant to the DRP. Effective beginning with DRP shares being issued in September 2006, the Dealer Manager will no longer pay or reallow any selling commissions to Participating Dealers. In the event that no DRP Selling Agreement has been entered into with a Participating Dealer with respect to a DRP transaction at the time of the dividend payment date, or if a Participating Dealer has failed to execute an amendment to its DRP Selling Agreement with the Dealer Manager providing for the elimination of selling commissions out of the offering proceeds raised pursuant to the DRP after June 2006, the DRP shares will be issued directly from Wells REIT to the Participant at a price equal to 95.5% of the then-current estimated share valuation as determined by our board of directors from time to time, and no selling commissions will be paid in connection with any such transactions.

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We have agreed in the DRP Selling Agreements to indemnify the Participating Dealers against certain liabilities arising under the Securities Act of 1933, as amended.”

Incorporation of Certain Information by Reference

All documents filed by Wells REIT pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from January 1, 2004 to the date of this supplement shall be deemed to be incorporated by reference into the prospectus, including but not limited to, the following recently filed documents:

(a)	Our Current Report on Form 8-K, filed with the SEC on February 28, 2005;

(b)	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 15, 2005, as amended;

(c)	Our Current Report on Form 8-K, filed with the SEC on April 14, 2005;

(d)	Our Current Report on Form 8-K filed with the SEC on April 25, 2005;

(e)	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2005;

(f)	Our Quarterly Report on Form 10-Q for the period ending March 31, 2005, filed on May 9, 2005;

(g)	Our current Report on Form 8-K, filed with the SEC on June 1, 2005;

(h)	Our current Report on Form 8-K, filed with the SEC on June 10, 2005;

(i)	Our current Report on Form 8-K, filed with the SEC on June 14, 2005;

(j)	Our Current Report on Form 8-K, filed with the SEC on July 8, 2005;

(k)	Our Quarterly Report on Form 10-Q for the period ending June 30, 2005, filed on August 5, 2005;

(l)	Our Current Report on Form 8-K filed with the SEC on September 7, 2005; and

(m)	Our Quarterly Report on Form 10-Q for the period ending September 30, 2005, filed on November 4, 2005.

In addition, all documents filed by Wells REIT pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this supplement and prior to the termination of this offering of the securities made pursuant to the prospectus shall be deemed to be incorporated by reference into the prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (or incorporated into the documents that this prospectus incorporates by reference). Requests for such documents should be directed to our Client Services Department, at Wells Real Estate Funds, 6200 The Corners Parkway, Norcross, Georgia 30092-3365, telephone (800) 557-4830.

Participation in Amended and Restated Dividend Reinvestment Plan

If you are currently participating in our dividend reinvestment plan and would like to continue to participate in the plan and purchase shares of our common stock with your dividends at the price of 95.5% of the estimated share valuation determined by our board of directors from time to time, no action is required for you to remain in our dividend reinvestment plan. If you are currently participating in our

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dividend reinvestment plan and would like to discontinue your participation, please immediately contact our Client Services Department, at Wells Real Estate Funds, 6200 The Corners Parkway, Norcross, Georgia 30092-3365, telephone (800) 557-4830.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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Exhibit “A”

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

Adopted November 15, 2005

Wells Real Estate Investment Trust, Inc., a Maryland corporation (“Wells REIT”), pursuant to its Amended and Restated Articles of Incorporation, (the “Articles”), adopted a Dividend Reinvestment Plan (the “DRP”), which has previously been amended and restated on March 12, 2004, March 10, 2005, and May 20, 2005. On November 15, 2005, the Board of Directors of Wells REIT again amended the DRP as set forth below. Capitalized terms shall have the same meaning as set forth in the Articles unless otherwise defined herein.

1. Dividend Reinvestment. As agent for the stockholders (“Stockholders”) of Wells REIT who (a) purchased shares of the Wells REIT’s common stock (the “Shares”) pursuant to Wells REIT’s initial public offering (the “Initial Offering”), which commenced on January 30, 1998 and terminated on December 19, 1999; (b) purchased Shares pursuant to the Wells REIT’s second public offering (the “Second Offering”), which commenced on December 20, 1999 and terminated on December 19, 2000; (c) purchased Shares pursuant to the Wells REIT’s third public offering (the “Third Offering”), which commenced on December 20, 2000 and terminated on July 25, 2002; (d) purchased Shares pursuant to the Wells REIT’s fourth public offering (the “Fourth Offering”), which commenced on July 26, 2002 and terminated on July 25, 2004; or (e) purchase Shares pursuant to any future offering of the Wells REIT (“Future Offering”), and who elect to participate in the DRP (the “Participants”), the Wells REIT will apply all dividends declared and paid with respect to the Shares held by each Participant, exclusive of distributions attributable to net sales proceeds (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. This Amended and Restated Dividend Reinvestment Plan (the “DRP”) shall be applicable with respect to Dividends declared and paid beginning in December 2005.

3. Procedure for Participation. Stockholders who previously purchased Shares pursuant to the Initial Offering, the Second Offering, the Third Offering, or the Fourth Offering (collectively, the “Prior Offerings”) and who have received a Prospectus, as contained in Wells REIT’s registration statement filed with the Securities and Exchange Commission (“SEC”) for such offering, elected to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may have been available from Wells REIT, the Dealer Manager or a broker-dealer participating in the Prior Offerings (“Participating Dealer”). Stockholders who previously purchased Shares pursuant to one of the Prior Offerings but have not previously participated in the DRP may elect to become a Participant by completing and executing an enrollment form or any other appropriate authorization form as may be available from Wells REIT, the Dealer Manager or a Participating Dealer. Participation in the DRP will begin with the next Dividend payable after receipt of a Participant’s enrollment or authorization. Shares will be purchased under the DRP on the date that Dividends are paid by Wells REIT. Dividends of Wells REIT are currently paid quarterly. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), he or she fails to meet the suitability requirements for making an investment in Wells REIT or cannot make the other representations or warranties set forth in the Subscription Agreement or the enrollment form, he or she will promptly so notify Wells REIT in writing.

4. Purchase of Shares. The Board may set or change the Share price for the purchase of DRP Shares at any time in its sole and absolute discretion based upon such factors as it deems appropriate. Effective beginning with DRP Shares being acquired from Wells REIT with Dividends to be declared and paid in December 2005, the purchase price for DRP Shares shall be equal to 95.5% of the then-current estimated share valuation as may be determined by the Board of Directors from time to time. This Share price was determined by the Board in its business judgment. The Board may change the Share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the Share price is subject to increase or decrease at any time in the future in the Board’s discretion; provided, however, that in no event shall the Share price for DRP Shares be less than 95% of the then-current estimated fair market value of the Shares as determined by the Board from time to time. Participants in the DRP may also purchase fractional Shares so that 100% of the Dividends may be used to acquire Shares; however, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limits set forth in the Articles.

Shares to be distributed by Wells REIT in connection with the DRP may (but are not required to) be supplied from: (a) the 100,000,000 DRP Shares registered with the SEC pursuant to its Form S-3 Registration Statement filed in March 2004 (the “DRP Registration”); (b) Shares to be registered with the SEC in a Future Offering for use in the DRP (a “Future Registration”); or (c) Shares of Wells REIT’s common stock purchased by Wells REIT for the DRP in a secondary market (if available) or on a stock exchange or NASDAQ (if listed) (collectively, the “Secondary Market”).

Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by Wells REIT on the Secondary Market or registered in a Future Registration for use in the DRP may be at prices lower or higher than the per Share price, which will be paid for the DRP Shares pursuant to the DRP Registration.

If Wells REIT acquires Shares in the Secondary Market for use in the DRP, Wells REIT shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, Wells REIT does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of Wells REIT’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for shares to be used in the DRP, Wells REIT is in no way obligated to do either, in its sole discretion.

5. Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only until Wells REIT begins to issue certificates for its outstanding common stock.

6. Reports. Within 90 days after the end of Wells REIT’s fiscal year, Wells REIT shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend distributions and amounts of Dividends paid during the prior fiscal year. In addition, Wells REIT shall provide to each Participant an individualized quarterly report at the time of each Dividend payment showing the number of Shares owned prior to the current Dividend, the amount of the current Dividend, and the number of Shares owned after the current Dividend.

7. Commissions and Other Charges. Through and including the declaration and payment of Dividends in June 2006, Wells REIT will pay: selling commissions of 5% of DRP proceeds to Wells Investment Securities, Inc., the Dealer Manager, which will reallow commissions to Participating Dealers which have Participants in the DRP at the time of each dividend payment date and which have executed a DRP Dealer Agreement with the Dealer Manager; and acquisition and advisory fees and expenses of 3.5% of DRP proceeds to Wells Capital, Inc. and its affiliates, except to the extent such proceeds are used by Wells REIT to fund Share repurchases under its share redemption program. No dealer manager fee will be paid with respect to DRP Shares issued pursuant to the DRP Registration. Effective beginning with DRP Shares being acquired from Wells REIT with Dividends to be declared and paid in September 2006, Wells REIT will no longer pay selling commissions or acquisition and advisory fees out of proceeds raised from the sale of DRP Shares.

8. Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty, by delivering to Wells REIT a written notice. Prior to listing of the Shares on a national stock exchange or NASDAQ, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. If a Participant terminates DRP participation, Wells REIT will ensure that the terminating Participant’s account will reflect the whole number of shares in his or her account and provide a check for the cash value of any fractional share in such account. Upon termination of DRP participation, Dividends will be distributed to the Stockholder in cash.

9. Taxation of Distributions. The reinvestment of Dividends in the DRP does not relieve DRP Participants of any income tax liability which may be payable as a result of those Dividends.

10. Amendment or Termination of DRP by the Wells REIT. The Board of Directors of Wells REIT may by majority vote (including a majority of the Independent Directors) amend or terminate the DRP for any reason upon 10 days’ written notice to the Participants.

11. Liability of Wells REIT. Wells REIT shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability; (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities act of a state, Wells REIT has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

Part II

Information Not Required in Prospectus

Items 14, 15 and 17 of Part II are incorporated by reference to the Registrant’s Registration Statement, as amended to date, Commission File No. 333-114212.

Item 16. Exhibits.

The following documents are filed as part of this Amendment No. 2 to the Registration Statement:

Exhibit No.	Description
1.1	DRP Dealer Manager Agreement and DRP Selling Agreement*

1.2	First Amendment to DRP Dealer Manager Agreement*

1.3	Second Amendment to Dealer Manager Agreement and Executed DRP Selling Agreement

4.1	Amended and Restated Dividend Reinvestment Plan

5.1	Opinion of Holland & Knight LLP re legality*

23.1	Consent of Holland & Knight LLP (included in opinion in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney*

99.1	Enrollment Form*

*	Previously filed and incorporated by reference to the Registrant’s Registration Statement, as amended to date, Commission File No. 333-114212

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on November 18, 2005.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Leo F. Wells, III
Leo F. Wells, III, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date
/s/ Leo F. Wells, III	President and Director (Principal Executive Officer)	November 18, 2005
Leo F. Wells, III

/s/ Douglas P. Williams	Executive Vice President, Director (Principal Financial and Accounting Officer)	November 18, 2005
Douglas P. Williams

/s/ Randall D. Fretz	Senior Vice President	November 18, 2005
Randall D. Fretz

/s/ Walter W. Sessoms *	Director	November 18, 2005
Walter W. Sessoms

/s/ Michael R. Buchanan *	Director	November 18, 2005
Michael R. Buchanan

/s/ Richard W. Carpenter *	Director	November 18, 2005
Richard W. Carpenter

/s/ Bud Carter *	Director	November 18, 2005
Bud Carter

/s/ Donald S. Moss *	Director	November 18, 2005
Donald S. Moss

/s/ Neil H. Strickland *	Director	November 18, 2005
Neil H. Strickland

/s/ William H. Keogler, Jr. *	Director	November 18, 2005
William H. Keogler, Jr.

/s/ W. Wayne Woody *	Director	November 18, 2005
W. Wayne Woody

*	By Douglas P. Williams, as Attorney-in-Fact, pursuant to Power of Attorney dated March 12, 2004 and included as Exhibit 24.